Exhibit 10.1

AMENDED AND RESTATED

RECEIVABLES PURCHASE AGREEMENT

among

MANITOWOC FUNDING, LLC,

as Seller,

THE MANITOWOC COMPANY, INC.,

as Servicer,

HANNOVER FUNDING COMPANY LLC,

as Purchaser,

and

NORDDEUTSCHE LANDESBANK GIROZENTRALE,

as Agent

Dated as of December 21, 2006

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EXHIBITS

Exhibit I	Definitions

Exhibit II	Conditions of Purchases

Exhibit III	Representations and Warranties

Exhibit IV	Covenants

Exhibit V	Termination Events

Exhibit VI	Supplemental Representations, Warranties and Covenants

SCHEDULES

Schedule I	Notices

Schedule II	Lock-Box Banks, Lock-Box Accounts, Lock-Boxes and Post Office Boxes

Schedule III	Trade Names

Schedule IV	Credit and Collection Policy

ANNEXES

Annex A	Form of Notice of Purchase

Annex B	Form of Monthly Report

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AMENDED AND RESTATED
RECEIVABLES PURCHASE AGREEMENT

This AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT (this “Agreement”) is entered into as of December 21, 2006 among MANITOWOC FUNDING, LLC, a Nevada limited liability company, as seller (the “Seller”), THE MANITOWOC COMPANY, INC. (“Manitowoc”), a Wisconsin corporation, as initial servicer (in such capacity, together with its successors and permitted assigns in such capacity, including any other Person designated as Servicer pursuant to Section 4.1(a), the “Servicer”), HANNOVER FUNDING COMPANY LLC, a Delaware limited liability company (the “Purchaser”), and NORDDEUTSCHE LANDESBANK GIROZENTRALE (“NORD/LB”), as agent for the Purchaser (in such capacity, together with its successors and assigns in such capacity, the “Agent”).

PRELIMINARY STATEMENTS. Certain terms that are capitalized and used throughout this Agreement are defined in Exhibit I to this Agreement. References in the Exhibits hereto to “the Agreement” refer to this Agreement, as amended, amended and restated, modified or supplemented from time to time.

The Seller desires to sell, transfer and assign an undivided variable percentage interest in a pool of receivables, and the Purchaser desires to acquire such undivided variable percentage interest, as such percentage interest shall be adjusted from time to time based upon, in part, reinvestment payments which are made by the Purchaser and additional incremental payments made to the Seller.

The Seller and the Servicer are parties to the Receivables Purchase Agreement dated as of November 30, 2005 (as amended, the “Existing RPA”) with Fairway Finance Company, LLC and Harris Nesbitt Corp. The parties hereto wish to amend and restate the Existing RPA.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree to amend and restate the Existing RPA as follows:

ARTICLE I

AMOUNTS AND TERMS OF THE PURCHASES

Section 1.1                                      Purchase Facility. (a) On the terms and conditions hereinafter set forth, including the conditions set forth in Exhibit II hereto, the Purchaser hereby agrees to purchase the Participation from the Seller on the Closing Date and make Payments with regard to the Participation purchased from the Seller from time to time during the period from the date hereof to the Facility Termination Date. Under no circumstances shall the Purchaser make any such Payment if, after giving effect thereto, the aggregate outstanding Investment of the Participation would exceed the Purchase Limit.

(b)                                 The Seller may, upon at least five (5) Business Days’ notice to the Agent, terminate the purchase facility provided in this Section 1.1 in whole or, from time to time, irrevocably reduce in part the unused portion of the Purchase Limit; provided that each partial reduction shall be in the amount of at least one million dollars ($1,000,000) or an integral multiple of one hundred thousand dollars ($100,000) in excess thereof; provided, further, that unless reduced to zero, the Purchase Limit shall never be reduced below thirty million dollars ($30,000,000).

Section 1.2                                      Making Purchases. (a) Each Payment (other than any Payment made out of Collections pursuant to Section 1.4(b)(ii) or (iii), as applicable) by the Purchaser with regard to the Participation hereunder shall be made upon the Seller’s irrevocable written notice in the form of Annex A delivered to the Agent in accordance with Section 5.2 (which notice must be received by the Agent prior to 1:00 p.m., New York time) on or before the Business Day next preceding the date of such proposed Payment. Each such notice of any such proposed Payment shall specify the desired amount of such Payment (provided that such amount shall not be less than one million dollars ($1,000,000) and integral multiples of one hundred thousand dollars ($100,000) in excess thereof), the date of such Payment and the other information contemplated by Annex A. After giving effect to any such Payment, the Participation shall not exceed one hundred percent (100%). The Agent shall select the duration of such initial Yield Period, and each subsequent Yield Period in its discretion; provided that it shall use reasonable efforts, taking into account market conditions, to accommodate the Seller’s preferences.

(b)                                 On the date of each such Payment with regard to the Participation hereunder (other than any Payment made out of Collections pursuant to Section 1.4(b)(ii) or (iii), as applicable), the Purchaser shall, upon satisfaction of the applicable conditions set forth in Exhibit II hereto, make available to the Agent at the Agent’s office at its address determined pursuant to Section 5.2, the amount of such Payment (set forth in each notice delivered in accordance with Section 1.2(a)) in same day funds, and after the Agent’s receipt of such funds, the Agent shall make such funds immediately available to the Seller at such office.

(c)                                  Effective on the Closing Date, the Seller hereby sells and assigns to the Purchaser the Participation, which represents an undivided percentage ownership interest in all of the Seller’s right, title and interest in and all now and hereafter existing or arising Pool Receivables, and all Related Security and Collections with respect to, and other proceeds of, such Pool Receivables and Related Security.

(d)                                 To secure all of the Seller’s obligations (monetary or otherwise) under this Agreement and the other Transaction Documents to which it is a party, whether now or hereafter existing or arising, due or to become due, direct or indirect, absolute or contingent, the Seller hereby grants to the Purchaser a security interest in all of the Seller’s right, title and interest (including without limitation any undivided interest of the Seller) in, to and under all of the following, whether now or hereafter owned, existing or arising:  (A) all Pool Receivables, (B) all Related Security with respect to each such Pool Receivable, (C) all Collections with respect to each such Pool Receivable, (D) the Lock-Box Accounts and all amounts on deposit therein representing proceeds of the Pool Receivables and proceeds of the Related Security with respect

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thereto, the Collection Account and all amounts on deposit therein and all certificates and instruments, if any, from time to time evidencing such Lock-Box Accounts and Collection Account and such amounts on deposit therein and any such amounts that are invested in Permitted Investments and any securities or other account into which such Permitted Investments, if any, may from time to time be deposited and any other amounts from time to time on deposit in any such account, (E) all other accounts, deposit accounts, chattel paper, documents, fixtures, general intangibles (including payment intangibles), goods, instruments, investment property, letter-of-credit rights, letters of credit, money, and supporting obligations and proceeds from commercial tort claims, (F) all other personal property of any nature or type, and (G) all accessions, products, substitutions, replacements and proceeds of any of the foregoing, and all other personal property of any nature or type, and cash and non-cash proceeds of any of the foregoing. The Purchaser shall have, with respect to the property described in this Section 1.2(d), and in addition to all the other rights and remedies available to the Purchaser, all the rights and remedies of a secured party under any applicable UCC.

Section 1.3                                      Participation Computation. The Participation shall be initially computed on the date of the initial purchase hereunder. Thereafter until the Termination Date, the Participation shall be automatically recomputed (or deemed to be recomputed) on each Business Day other than a Termination Day. From and after the occurrence and during the continuation of any Termination Day, the Participation shall be deemed to be one hundred percent (100%). The Participation shall become zero when the Investment and Discount thereon shall have been paid in full, all the amounts owed by the Seller hereunder to the Purchaser, the Agent, and any other Indemnified Party or Affected Person are paid in full and the Servicer shall have received the accrued Servicing Fee thereon.

Section 1.4                                      Settlement Procedures. (a) Collection of the Pool Receivables shall be administered by the Servicer in accordance with the terms of this Agreement. The Seller shall provide to the Servicer on a timely basis all information needed for such administration, including notice of the occurrence of any Termination Day and current computations of the Participation.

(b)                                 The Servicer shall, on each day on which Collections of Pool Receivables are received (or deemed received) by the Seller or Servicer, transfer such Collections from the Lock-Box Accounts and deposit such Collections into the Collection Account, except as otherwise permitted pursuant to Section 4.3(a). With respect to all Collections on deposit in the Collection Account on such day, the Servicer shall:

(i)                                     set aside for the benefit of the Purchaser, out of the percentage of such Collections represented by the Participation, first an amount equal to the Discount accrued through such day for each Portion of Investment and not previously set aside and second, to the extent funds are available therefor, an amount equal to the Servicing Fee, the Utilization Fee, the Commitment Fee and Breakage Costs accrued through such day and not previously set aside; and

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(ii)                                  subject to Section 1.4(f), if such day is not a Termination Day, remit to the Seller, on behalf of the Purchaser, the remainder of the percentage of such Collections, represented by the Participation, to the extent representing a return on the Investment; such Collections shall automatically remain invested in the Participation; it being understood, that prior to so remitting to the Seller the remainder of such Collections, the Servicer shall have calculated the Participation on such day, and if such Participation shall exceed one hundred percent (100%) on such day, such Collections shall not be remitted to the Seller but shall remain in the Collection Account for the benefit of the Purchaser in accordance with paragraph (iii) below;

(iii)                               if such day is a Termination Day, maintain in the Collection Account for the Purchaser the entire remainder of the percentage of the Collections represented by the Participation; provided that so long as the conditions set forth in Section 2 of Exhibit II are satisfied or are waived by the Agent, the amount so maintained in the Collection Account shall be remitted to the Seller and remain invested in accordance with the preceding paragraph (ii) on the day of such subsequent satisfaction or waiver of conditions; and

(iv)                              during such times as amounts are required to remain invested in accordance with the foregoing paragraph (ii) or the proviso to paragraph (iii), release to the Seller (subject to Section 1.4(f)) for its own account any Collections in excess of the sum of (x) such amounts, (y) the amounts that are required to be maintained in the Collection Account pursuant to paragraph (i) above and (z) in the event an Originator is not the Servicer, all reasonable and appropriate out-of-pocket costs and expenses of such Servicer of servicing, collecting and administering the Pool Receivables.

(c)                                  The Servicer shall deposit into the Purchaser’s Account (or such other account designated by the Agent), on each Settlement Date, Collections held on deposit in the Collection Account pursuant to Section 1.4(b)(i) in respect of the accrued Utilization Fee, accrued Commitment Fee and accrued Breakage Costs (if any). The Servicer shall deposit into the Purchaser’s Account (or such other account designated by the Agent), on the last day of each Yield Period relating to a Portion of Investment:

(i)                                     Collections held on deposit in the Collection Account pursuant to Section 1.4(b)(i) in respect of accrued Discount with respect to such Portion of Investment;

(ii)                                  Collections held on deposit in the Collection Account pursuant to Section 1.4(f) with respect to such Portion of Investment; and

(iii)                               the lesser of (x) the amount of Collections then held on deposit in the Collection Account pursuant to Section 1.4(b)(iii) and (y) such Portion of Investment.

On each Settlement Date, the Servicer shall deposit to its own account, from Collections held on deposit in the Collection Account pursuant to Section 1.4(b)(i) in respect of the accrued Servicing Fee, an amount equal to such accrued Servicing Fee.

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(d)                                 Upon receipt of funds deposited into the Purchaser’s Account pursuant to the first sentence of Section 1.4(c), the Agent shall cause such funds to be distributed to the Purchaser in payment of the accrued and unpaid Utilization Fee, Commitment Fee and Breakage Costs (if any). Upon receipt of funds deposited into the Purchaser’s Account pursuant to the second sentence of Section 1.4(c) with respect to any Portion of Investment, the Agent shall cause such funds to be distributed as follows:

(i)                                     if such distribution occurs on a day that is not a Termination Day, first to the Purchaser in payment in full of all accrued Discount with respect to such Portion of Investment, and second to the Purchaser, the Agent and any other Indemnified Party or Affected Person in payment in full of any other amounts owed thereto pursuant to Section 1.7, Section 1.8, Section 3.1, or Section 5.4; and

(ii)                                  if such distribution occurs on a Termination Day, first to the Purchaser in payment in full of all accrued Discount with respect to such Portion of Investment, second to the Purchaser in payment in full of such Portion of Investment, and third to the Purchaser, the Agent and any other Indemnified Party or Affected Person in payment in full of any other amounts owed thereto by the Seller or the Servicer hereunder.

After the Investment, the accrued and unpaid Utilization Fee, the accrued and unpaid Commitment Fee, the accrued and unpaid Discount, the accrued and unpaid Servicing Fee, and any other amounts payable by the Seller to the Purchaser, the Agent or any other Indemnified Party or Affected Person hereunder, have been paid in full, all additional Collections with respect to the Participation shall be paid to the Seller for its own account.

(e)                                  For the purposes of this Section 1.4:

(i)                                     if on any day the Outstanding Balance of any Pool Receivable is reduced or adjusted as a result of any defective, damaged, rejected, returned, repossessed or foreclosed goods or services, or any discount, rebate, credit, counterclaim, billing error or other adjustment made by the Seller, any Originator or Servicer, or any setoff or dispute between the Seller, any Originator or the Servicer and an Obligor, the Seller shall be deemed to have received on such day a Collection of such Pool Receivable in the amount of such reduction or adjustment;

(ii)                                  if on any day any of the representations or warranties in paragraphs (e), (f) or (k) of Section 1 of Exhibit III is not true with respect to any Pool Receivable, the Seller shall be deemed to have received on such day a Collection of such Pool Receivable in full;

(iii)                               If an Obligor makes a payment but does not designate the Receivable to which such payment applies, then the Servicer shall contact such Obligor promptly in order to determine to which Receivable such payment relates; provided that if the Obligor does not direct the Servicer to apply such payment to a particular Receivable or Receivables within thirty (30) days after such payment has been received in a Lock-Box Account or by the Servicer, then, except as otherwise required by applicable law or the

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relevant Contract, such payment shall be applied to the Receivables of such Obligor in the order of the age of such Receivables, starting with the oldest such Receivable; and

(iv)                              if and to the extent the Agent, the Purchaser or any other Indemnified Party shall be required for any reason to pay over to an Obligor (or any trustee, receiver, custodian or similar official in any Insolvency Proceeding) any amount received by it hereunder, such amount shall be deemed not to have been so received but rather to have been retained by the Seller and, accordingly, the Agent or the Purchaser, as the case may be, shall have a claim against the Seller for such amount, payable when and to the extent that any distribution from or on behalf of such Obligor is made in respect thereof.

(f)                                    If at any time the Seller shall wish to cause the reduction of the entire Investment or any Portion of Investment, the Seller may do so as follows:

(i)                                     the Seller shall give the Agent at least five (or in the case of any reduction of a Portion of Investment which is not a reduction of the entire Investment, one) Business Days’ prior written notice thereof (including the amount of such proposed reduction and the proposed date on which such reduction will commence),

(ii)                                  on the proposed date of commencement of such reduction and on each day thereafter, the Servicer shall cause Collections with respect to the Investment or such Portion of Investment (including to any related Discount) not to be reinvested until the amount thereof not so reinvested shall equal the desired amount of reduction, and

(iii)                               the Servicer shall hold such Collections in the Collection Account for the benefit of the Purchaser, for payment to the Agent on the last day of the current Yield Period relating to the Investment or such Portion of Investment (and in the case of a reduction of the entire Investment, the Servicer shall hold in the Collection Account for payment on such date an amount equal to all other obligations of the Seller or Servicer to the Purchaser, the Agent and each other Indemnified Party or Affected Person hereunder), and the Investment or the applicable Portion of Investment shall be deemed reduced in the amount to be paid to the Agent only when in fact finally so paid;

provided that,

A.                                   the amount of any such reduction shall be not less than one million dollars ($1,000,000) and shall be an integral multiple of one hundred thousand dollars ($100,000), and the entire Investment of the Participation after giving effect to such reduction shall be not less than one million dollars ($1,000,000) unless the entire Investment shall have been reduced to zero,

B.                                     the Seller shall choose a reduction amount, and the date of commencement thereof, so that to the extent practicable such reduction shall commence and conclude in the same Yield Period, and

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C.                                     if two or more Portions of Investment shall be outstanding at the time of any proposed reduction, such proposed reduction shall be applied, unless the Seller shall otherwise specify in the notice given pursuant to Section 1.4(f)(i), to the Portion of Investment with the shortest remaining Yield Period.

Section 1.5                                      Fees. The Seller shall pay to the Purchaser certain fees in the amounts and on the dates set forth in a letter dated as of the Closing Date among the Seller, the Agent, the Purchaser and the Servicer (as the same may be amended, amended and restated, supplemented or modified, the “Fee Letter”) delivered pursuant to Section 1 of Exhibit II, as such letter agreement may be amended, supplemented or otherwise modified from time to time.

Section 1.6                                      Payments and Computations, Etc. (a) All amounts to be paid or deposited by the Seller or the Servicer hereunder shall be paid or deposited no later than 1:00 p.m. (New York time) on the day when due in same day funds in U.S. dollars to the Purchaser’s Account. All amounts received after 1:00 p.m. (New York time) will be deemed to have been received on the immediately succeeding Business Day.

(b)                                 The Seller shall, to the extent permitted by law, pay interest on any amount not paid or deposited by the Seller or Servicer when due hereunder, at an interest rate equal to two percent (2%) per annum above the Base Rate, payable on demand.

(c)                                  All computations of interest under subsection (b) above and all computations of Discount, fees, and other amounts hereunder shall be made on the basis of a year of three hundred sixty (360) days (other than Discount calculated of the Base Rate which shall be computed on the basis of a year of three hundred sixty-five (365) or three hundred sixty-six (366) days, as the case may be) for the actual number of days elapsed. Whenever any payment or deposit to be made hereunder shall be due on a day other than a Business Day, such payment or deposit shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of such payment or deposit.

(d)                                 From time to time, upon reasonable request by the Seller or the Servicer, the Agent shall notify the Seller or the Servicer, in response to such request, as to changes in the Base Rate, the CP Rate, the Eurodollar Rate and LIBOR; provided that the failure of such notice to be requested or given shall not waive, preclude, delay or otherwise limit the effectiveness of any such change.

Section 1.7                                      Increased Costs. (a) If the Agent, the Purchaser, any Liquidity Bank, any other Program Support Provider or any of their respective Affiliates (each an “Affected Person”) determines that the existence of or compliance with (i) any law, rule or regulation of any Governmental Authority or any change therein or in the interpretation or application thereof, in each case adopted, issued or occurring after the date hereof or (ii) any request, guideline or directive from any central bank or other Governmental Authority (whether or not having the force of law) issued or occurring after the date of this Agreement affects or would affect the amount of capital required or expected to be maintained by such Affected Person and such Affected Person determines that the amount of such capital is increased by or based upon the

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existence of any commitment to make purchases of or otherwise to maintain the investment in Pool Receivables related to this Agreement or any related liquidity facility or credit enhancement facility and other commitments of the same type, then, upon demand by such Affected Person (with a copy to the Agent), the Seller shall promptly pay to the Agent, for the account of such Affected Person, from time to time as specified by such Affected Person, additional amounts sufficient to compensate such Affected Person in the light of such circumstances, to the extent that such Affected Person determines such increase in capital to be allocable to the existence of any of such commitments. A certificate as to such amounts submitted to the Seller and the Agent by such Affected Person certifying, in reasonably specific detail, the basis for, and calculation of such amounts, shall be conclusive and binding for all purposes, absent manifest error.

(b)                                 If, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements referred to in Section 1.8) in or in the interpretation of any law or regulation or (ii) compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to any Affected Person of agreeing to purchase or purchasing, or maintaining the ownership of the Participation in respect of which Discount is computed by reference to the Eurodollar Rate, then, upon demand by such Affected Person, the Seller shall immediately pay to such Affected Person, from time to time as specified, additional amounts sufficient to compensate such Affected Person for such increased costs. A certificate as to such amounts submitted to the Seller by such Affected Person certifying, in reasonably specific detail, the basis for, and calculation of such amounts, shall be conclusive and binding for all purposes, absent manifest error.

Section 1.8                                      Requirements of Law. In the event that any Affected Person determines that the existence of or compliance with (i) any law, rule or regulation of any Governmental Authority or any change therein or in the interpretation or application thereof, in each case adopted, issued or occurring after the date hereof or (ii) any request, guideline or directive from any central bank or other Governmental Authority (whether or not having the force of law) issued or occurring after the date of this Agreement:

(i)                                     does or shall subject such Affected Person to any tax of any kind whatsoever with respect to this Agreement, any increase in the Participation or in the amount of Investment relating thereto, or does or shall change the basis of taxation of payments to such Affected Person on account of Collections, Discount or any other amounts payable hereunder (excluding taxes imposed on the overall net income or gross receipts of such Affected Person, and franchise taxes imposed on such Affected Person, by the jurisdiction under the laws of which such Affected Person is organized or a political subdivision thereof);

(ii)                                  does or shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, purchases, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Affected Person

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which are not otherwise included in the determination of the Eurodollar Rate or the Base Rate hereunder; or

(iii)                               does or shall impose on such Affected Person any other condition; and the result of any of the foregoing is (x) to increase the cost to such Affected Person of acting as Agent, or of agreeing to purchase or purchasing or maintaining the ownership of undivided ownership interests with regard to the Participation (or interests therein) or any Portion of Investment in respect of which Discount is computed by reference to the Eurodollar Rate or the Base Rate or (y) to reduce any amount receivable hereunder (whether directly or indirectly) funded or maintained by reference to the Eurodollar Rate or the Base Rate, then, in any such case, upon demand by such Affected Person the Seller shall pay such Affected Person any additional amounts sufficient to compensate such Affected Person for such additional cost or reduced amount receivable. All such amounts shall be payable as incurred. A certificate from such Affected Person to the Seller certifying, in reasonably specific detail, the basis for, calculation of, and amount of such additional costs or reduced amount receivable shall be conclusive and binding for all purposes, absent manifest error.

Section 1.9                                      Inability to Determine Eurodollar Rate. In the event that the Agent shall have determined prior to the first day of any Yield Period (which determination shall be conclusive and binding upon the parties hereto) by reason of circumstances affecting the interbank Eurodollar market, either (a) dollar deposits in the relevant amounts and for the relevant Yield Period are not available, (b) adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Yield Period or (c) the Eurodollar Rate determined pursuant hereto does not accurately reflect the cost to the Purchaser (as conclusively determined by the Agent) of maintaining any Portion of Investment during such Yield Period, the Agent shall promptly give telephonic notice of such determination, confirmed in writing, to the Seller prior to the first day of such Yield Period. Upon delivery of such notice (a) no Portion of Investment shall be funded thereafter at the Bank Rate determined by reference to the Eurodollar Rate, unless and until the Agent shall have given notice to the Seller that the circumstances giving rise to such determination no longer exist, and (b) with respect to any outstanding Portions of Investment then funded at the Bank Rate determined by reference to the Eurodollar Rate, such Bank Rate shall automatically be converted to the Bank Rate determined by reference to the Base Rate at the respective last days of the then-current Yield Periods relating to such Portions of Investment.

ARTICLE II

REPRESENTATIONS AND WARRANTIES; COVENANTS;
TERMINATION EVENTS

Section 2.1                                      Representations and Warranties; Covenants. The Seller hereby makes the representations and warranties, and hereby agrees to perform and observe the covenants, set forth in Exhibits III, IV and VI, respectively hereto.

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Section 2.2                                      Termination Events. If any of the Termination Events contemplated by Exhibit V hereto shall occur and be continuing, the Agent may, by notice to the Seller, declare the Facility Termination Date to have occurred (in which case the Facility Termination Date shall be deemed to have occurred); provided that, automatically upon the occurrence of any event (without any requirement for the passage of time or the giving of notice) described in subsections (g) of Exhibit V, the Facility Termination Date shall occur. Upon any such declaration, occurrence or deemed occurrence of the Facility Termination Date, the Purchaser and the Agent shall have, in addition to the rights and remedies which they may have under this Agreement, all other rights and remedies provided after default under the UCC and under other applicable law, which rights and remedies shall be cumulative.

ARTICLE III

INDEMNIFICATION

Section 3.1                                      Indemnification.

(a)                                  Indemnities by the Seller. Without limiting any other rights that the Agent, the Purchaser, any Liquidity Banks, any other Program Support Providers, or any of their respective Affiliates, employees, agents, successors, transferees or assigns (each of the Agent, the Purchaser, the Liquidity Banks, the other Program Support Providers, and their respective Affiliates, employees, agents, successors, transferees and assigns may be referred to as an “Indemnified Party”) may have hereunder or under applicable law, the Seller hereby agrees to indemnify each Indemnified Party from and against any and all claims, damages, taxes, costs, expenses, losses, judgments, liabilities and other amounts (including Attorney Costs) (all of the foregoing being collectively referred to as “Indemnified Amounts”) arising out of or resulting from this Agreement or other Transaction Documents (whether directly or indirectly) or the use of proceeds of purchases or reinvestments or the ownership of the Participation, or any interest therein, or in respect of any Receivable or any Contract, excluding, however, (a) Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of such Indemnified Party, or (b) any net income taxes or franchise taxes imposed on such Indemnified Party by the jurisdiction under the laws of which such Indemnified Party is organized or is doing business (except solely as a result of the transactions contemplated by this Agreement and the other Transaction Documents) or any political subdivision thereof. Without limiting or being limited by the foregoing, but subject to the exclusions set forth in the preceding sentence, the Seller shall pay within five Business Days of demand to each Indemnified Party any and all amounts necessary to indemnify such Indemnified Party from and against any and all Indemnified Amounts relating to or resulting from any of the following:

(i)                                     the failure of any Receivable included in the calculation of the Net Eligible Pool Balance to be an Eligible Receivable, the failure of any information contained in a Monthly Report to be true and correct, or the failure of any other information provided to the Purchaser or the Agent with respect to Receivables or this Agreement to be true and correct;

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(ii)                                  the failure of any representation or warranty or statement made or deemed made by the Seller (or any of its officers) under or in connection with this Agreement to have been true and correct in all respects when made;

(iii)                               the failure by the Seller to comply with any applicable law, rule or regulation with respect to any Pool Receivable or the related Contract; or the failure of any Pool Receivable or the related Contract to conform to any such applicable law, rule or regulation;

(iv)                              the failure to vest in the Purchaser a valid and enforceable (A) perfected undivided percentage ownership interest, to the extent of the Participation, in the Receivables in, or purporting to be in, the Receivables Pool and the Related Security and Collections with respect thereto and (B) first priority perfected security interest in the items described in Section 1.2(d), in each case, free and clear of any Adverse Claim;

(v)                                 the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivables in, or purporting to be in, the Receivables Pool and the Related Security and Collections in respect thereof, whether at the time of any purchase or reinvestment or at any subsequent time in accordance with the terms hereof;

(vi)                              any dispute, claim, offset or defense of the Obligor to the payment of any Receivable in, or purporting to be in, the Receivables Pool (including, without limitation, a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the goods or services related to such Receivable or the furnishing or failure to furnish such goods or services or relating to collection activities with respect to such Receivable;

(vii)                           any failure of the Seller to perform its duties or obligations in accordance with the provisions hereof or to perform its duties or obligations under the Contracts;

(viii)                        any products liability or other claim, investigation, litigation or proceeding arising out of or in connection with merchandise, insurance or services which are the subject of any Contract;

(ix)                                the commingling of Collections of Pool Receivables at any time with other funds;

(x)                                   any investigation, litigation or proceeding related to this Agreement or the use of proceeds of purchases or reinvestments or the ownership of the Participation or in respect of any Receivable, Related Security or Contract;

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(xi)                                any reduction in Investment as a result of the distribution of Collections pursuant to Section 1.4, in the event that all or a portion of such distributions shall thereafter be rescinded or otherwise must be returned for any reason;

(xii)                             any tax or governmental fee or charge (other than any tax upon or measured by net income or gross receipts or franchise tax), all interest and penalties thereon or with respect thereto, and all reasonable out-of-pocket costs and expenses, including the reasonable fees and expenses of counsel in defending against the same, which are required to be paid by reason of the purchase or ownership of the Participation, or other interests in the Receivables Pool or in any Related Security or Contract; or

(xiii)                          any Lock-Box Agreement.

Without limiting or being limited by the foregoing, if any Indemnified Party incurs any loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Indemnified Party) (such loss or expense may be referred to as “Breakage Costs”) as a result of (i) the full or partial repayment of any Portion of Investment on any day other than the scheduled last day of a Yield Period with respect thereto or on any day in an amount greater than the amount specified by the Seller or the Servicer or (ii) any Payment not being made (other than as a result of a default by the Purchaser) in accordance with a notice pursuant to Section 1.2(a), then upon demand by such Indemnified Party, the Seller shall pay to such Indemnified Party the amount of such Breakage Costs.

The obligations of the Seller under this Section 3.1(a) shall survive the resignation or removal of the Agent and the execution, delivery, performance and termination of this Agreement, regardless of any investigation made by any Indemnified Party.

(b)                                 Indemnity by the Servicer. Without limiting any other rights which any Indemnified Party may have hereunder under applicable law, the Servicer hereby agrees to indemnify each Indemnified Party, forthwith within five Business Days of demand, from and against any and all Indemnified Amounts awarded against or incurred by any of them arising out of or relating to:

(i)                                     any representation or warranty made by the Servicer under or in connection with any Transaction Document or any information or report delivered by or on behalf of the Servicer pursuant hereto, which shall have been false, incorrect or misleading in any respect when made or deemed made (except any such amounts to the extent representing recourse due to the insolvency or other financial inability to pay of any Obligor);

(ii)                                  the failure by the Servicer to comply with any applicable law, rule or regulation (including truth in lending, fair credit billing, usury, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) with respect to any Pool Receivable or other related Contract;

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(iii)                               any failure of the Servicer to perform its duties, covenants and obligations in accordance with the applicable provisions of this Agreement;

(iv)                              any dispute, claim, offset or defense (other than a discharge in bankruptcy of the related Obligor) of an Obligor to the payment of any Receivable in or purporting to be in the Receivables Pool resulting solely from collection or other servicing activities of the Servicer with respect to such Receivable; or

(v)                                 costs and expenses (including Attorney Costs) in connection with litigation relating to any Transaction Document.

The obligations of the Servicer under this Section 3.1(b) shall survive the resignation or removal of the Agent and the execution, delivery, performance and termination of this Agreement for a period of three years following the Final Payout Date, regardless of any investigation made by any Indemnified Party.

ARTICLE IV

ADMINISTRATION AND COLLECTIONS

Section 4.1                                      Appointment of Servicer. (a) The servicing, administering and collection of the Pool Receivables shall be conducted by the Person so designated from time to time as Servicer in accordance with this Section 4.1. Until the Agent gives notice to the Seller and the Servicer (in accordance with this Section 4.1) of the designation of a new Servicer, Manitowoc is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms hereof. Upon the occurrence and during the continuance of a Termination Event, the Agent may designate as Servicer any Person (including itself) to succeed the Servicer or any successor Servicer, on the condition in each case that any such Person so designated shall agree to perform the duties and obligations of the Servicer pursuant to the terms hereof.

(b)                                 Upon the designation of a successor Servicer as set forth in Section 4.1(a) hereof, the Servicer agrees that it will terminate its activities as Servicer hereunder in a manner which the Agent determines will facilitate the transition of the performance of such activities to the new Servicer, and the Servicer shall cooperate with and assist such new Servicer. Such cooperation shall include (without limitation) access to and transfer of records and use by the new Servicer of all licenses or software necessary or desirable to collect the Pool Receivables and the Related Security.

(c)                                  The Servicer acknowledges that, in making their decision to execute and deliver this Agreement, the Agent and the Purchaser have relied on the Servicer’s agreement to act as Servicer hereunder. Accordingly, the Servicer agrees that it will not voluntarily resign as Servicer.

(d)                                 The Servicer may delegate its duties and obligations hereunder to any subservicer (each, a “Sub-Servicer”); provided that, in each such delegation (i) such Sub-Servicer shall agree in a separate letter agreement, to perform the duties and obligations of the Servicer pursuant to

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the terms hereof, (ii) the Servicer shall remain solely liable to the Purchaser and the Agent for the performance of the duties and obligations so delegated, (iii) the Seller, the Agent and the Purchaser shall have the right to look solely to the Servicer for performance and (iv) the terms of any agreement with any Sub-Servicer shall provide that the Agent may terminate such agreement upon the termination of the Servicer hereunder by giving notice of its desire to terminate such agreement to the Servicer (and the Servicer shall provide appropriate notice to such Sub-Servicer). For avoidance of doubt, the existence of the Bond Administration Agreement shall not limit or diminish the obligations of the Servicer under this Agreement.

Section 4.2                                      Duties of Servicer. (a) The Servicer shall take or cause to be taken all such action as may be necessary or advisable to collect each Pool Receivable from time to time, all in accordance with this Agreement and all applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection Policy. The Servicer also shall perform the duties of the Servicer set forth in the Purchase and Sale Agreement, in accordance with all applicable laws, rules and regulations and with reasonable care and diligence. The Servicer shall set aside for the accounts of the Seller and the Purchaser the amount of the Collections to which each is entitled in accordance with Article I hereto. The Servicer may, in accordance with the Credit and Collection Policy, extend the maturity of any Pool Receivable (but not beyond thirty (30) days) and extend the maturity or adjust the Outstanding Balance of any Defaulted Receivable or Delinquent Receivable as the Servicer may determine to be appropriate to maximize Collections thereof; provided, however, that (i) such extension or adjustment shall not alter the status of such Pool Receivable as a Delinquent Receivable or a Defaulted Receivable or limit the rights of the Purchaser or the Agent under this Agreement and (ii) if a Termination Event has occurred and is continuing and Manitowoc or any of its Affiliates is still serving as Servicer, the Servicer may make such extension or adjustment only upon the prior written approval of the Agent. The Seller shall deliver to the Servicer and the Servicer shall hold for the benefit of the Seller and the Agent (for the benefit of the Purchaser and individually) in accordance with their respective interests, all records and documents (including without limitation computer tapes or disks) with respect to each Pool Receivable. Notwithstanding anything to the contrary contained herein, the Agent may direct the Servicer to commence or settle any legal action to enforce collection of any Pool Receivable or to foreclose upon or repossess any Related Security; provided, however, that no such direction may be given unless either: (A) a Termination Event has occurred and is continuing or (B) the Agent believes in good faith that the failure to commence, settle or effect such legal action, foreclosure or repossession could adversely affect the collectibility of such Pool Receivable.

(b)                                 On each Business Day, the Servicer shall provide to the Agent a report, in form and substance reasonably satisfactory to the Agent, as to: (i) all outstanding Receivables that have been sold or contributed by the Originators to the Seller pursuant to the Purchase and Sale Agreement since the most recent such report; (ii) the Net Eligible Pool Balance as of the beginning of the day on the date of such report; (iii) the Participation; (iv) Receivables that became Defaulted Receivables since the most recent such report; (v) agings of Pool Receivables as of the beginning of the day on the date of such report; and (vi) the sum of the Outstanding Balances of the Eligible Receivables in the Receivables Pool.

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(c)                                  The Servicer’s obligations hereunder shall terminate on the Final Payout Date. After such termination the Servicer shall promptly deliver to the Seller all books, records and related materials that the Seller previously provided to the Servicer in connection with this Agreement.

Section 4.3                                      Establishment and Use of Certain Accounts.

(a)                                  Lock-Box Accounts. Prior to the initial purchase hereunder, the Seller shall enter into Lock-Box Agreements covering the Lock-Box Accounts listed on Schedule II with all of the Lock-Box Banks, and deliver original counterparts thereof to the Agent. All Lock-Box Accounts shall be maintained in the name of the Seller. Each of the Seller and the Servicer have directed each Lock-Box Bank to cause all Collections received in the applicable Lock-Box Accounts to be automatically (and without further action, notice to or consent of the Seller or Servicer) wire transferred to the Collection Account within one Business Day following the receipt thereof into such Lock-Box Account; provided that, unless a Termination Event has occurred and is continuing, M&T Account Collections need not be transferred automatically to the Collection Account and, instead, the Servicer shall cause M&T Account Collections to be deposited in the Collection Account on the first Business Day after any day on which the aggregate amount of M&T Account Collections exceeds fifteen thousand dollars ($15,000) and, in any event, the Servicer shall cause all M&T Account Collections to be transferred to the Collection Account at least once each calendar month.

The Agent (for the benefit of the Purchaser) shall have sole dominion and control over each Lock-Box Account together with the ability, in the circumstances contemplated by Section 4.3(d), to exercise all rights with respect thereto, including without limitation, the exclusive right to receive all Collections deposited therein. Neither the Seller nor the Servicer shall have any ability to control or direct the application of any Collections deposited in the Lock-Box Accounts; provided that unless a Termination Event or an Unmatured Termination Event has occurred and is continuing, all such Collections shall continue to be automatically transferred to the Collection Account as described in this Section 4.3(a).

(b)                                 Collection Account. The Servicer has established the Collection Account. The Collection Account shall be used to accept the transfer of Collections of Pool Receivables from the Lock-Box Accounts pursuant to Section 1.4 and for such other purposes described in the Transaction Documents.

(c)                                  Permitted Investments. Prior to the occurrence and continuation of any Termination Event, any amounts in the Collection Account may be invested by the Collection Account Bank at Servicer’s direction, in Permitted Investments, so long as (i) either (A) such Permitted Investments are credited to a “securities account” (as defined in the applicable UCC) over which the Purchaser shall have a first priority perfected security interest, (B) such Permitted Investments are purchased in the name of the Purchaser or (C) such Permitted Investments are held in another manner sufficient to establish the Purchaser’s first priority perfected security interest over such Permitted Investments and (ii) such Permitted Investments are scheduled to mature prior to the last day of the Yield Period during which such investment is made.

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(d)                                 Control of Accounts. The Agent may at any time following the occurrence and during the continuance of a Termination Event or Unmatured Termination Event give notice to each Lock-Box Bank and the Collection Account Bank that the Agent is exercising its rights under the Lock-Box Agreements and the Collection Account Agreement to do any or all of the following: (i) to have the exclusive ownership and control of the Lock-Box Accounts and/or the Collection Account, as the case may be, transferred to the Agent, to the extent provided in the related Lock-Box Agreement and/or the Collection Account Agreement, as applicable, (ii) to have the proceeds that are sent to the respective Lock-Box Accounts and/or the Collection Account, as the case may be, be redirected pursuant to its instructions rather than deposited in the applicable Lock-Box Account and/or the Collection Account, as the case may be, and (iii) to take any or all other actions permitted under the applicable Lock-Box Agreement and the Collection Account Agreement. The Seller hereby agrees that if the Agent at any time takes any action set forth in the preceding sentence, the Agent shall have exclusive control of the proceeds (including Collections) of all Pool Receivables and the Seller hereby further agrees to take any other action that the Agent may reasonably request to transfer such control. Any proceeds of Pool Receivables received by the Seller or the Servicer, thereafter shall be sent immediately to the Agent. The parties hereto hereby acknowledge that if at any time the Agent takes control of any Lock-Box Account and/or the Collection Account, the Agent shall not have any rights to the funds therein in excess of the unpaid amounts due to the Agent, the Purchaser or any other Person hereunder and any such funds shall be distributed by the Agent in accordance with the provisions set forth in Section 1.4.

Section 4.4                                      Enforcement Rights. (a) At any time following the occurrence and during the continuance of a Termination Event:

(i)                                     the Agent may direct the Obligors that payment of all amounts payable under any Pool Receivable be made directly to the Agent or its designee;

(ii)                                  the Agent may instruct the Seller or the Servicer to give notice of the Purchaser’s interest in Pool Receivables to each Obligor, which notice shall direct that payments be made directly to the Agent or its designee, and upon such instruction from the Agent the Seller or the Servicer, as applicable, shall give such notice at the expense of the Seller; provided, that if the Seller or the Servicer fails to so notify each Obligor, the Agent may so notify the Obligors; and

(iii)                               the Agent may request the Seller or the Servicer to, and upon such request the Seller or the Servicer, as applicable, shall (A) assemble all of the records necessary or desirable to collect the Pool Receivables and the Related Security, and transfer or license to any new Servicer the use of all software necessary or desirable to collect the Pool Receivables and the Related Security, and make the same available to the Agent or its designee at a place selected by the Agent, and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections with respect to the Pool Receivables in a manner acceptable to the Agent and, promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Agent or its designee.

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(b)                                 The Seller hereby authorizes the Agent, and irrevocably appoints the Agent as its attorney-in-fact with full power of substitution and with full authority in the place and stead of the Seller, which appointment is coupled with an interest, during the occurrence and continuance of a Termination Event or Unmatured Termination Event, to take any and all steps in the name of the Seller and on behalf of the Seller necessary or desirable, in the determination of the Agent, to collect any and all amounts or portions thereof due under any and all Pool Receivables or Related Security, including, without limitation, endorsing the name of the Seller on checks and other instruments representing Collections and enforcing such Pool Receivables, Related Security and the related Contracts. Notwithstanding anything to the contrary contained in this subsection (b), none of the powers conferred upon such attorney-in-fact pursuant to the immediately preceding sentence shall subject such attorney-in-fact to any liability if any action taken by it shall prove to be inadequate or invalid, nor shall they confer any obligations upon such attorney-in-fact in any manner whatsoever, except to the extent arising out of the negligence or willful misconduct of such attorney-in-fact.

Section 4.5                                      Responsibilities of the Seller. Anything herein to the contrary notwithstanding, the Seller shall (i) perform all of its obligations, if any, under the Contracts related to the Pool Receivables to the same extent as if interests in such Pool Receivables had not been transferred hereunder, and the exercise by the Agent or the Purchaser of its rights hereunder shall not relieve the Seller from such obligations and (ii) pay when due any taxes, including, without limitation, any sales taxes payable in connection with the Pool Receivables and their creation and satisfaction. The Agent and the Purchaser shall not have any obligation or liability with respect to any Pool Receivable, any Related Security or any related Contract, nor shall any of them be obligated to perform any of the obligations of the Seller under any of the foregoing.

Section 4.6                                      Servicing Fee. The Servicer shall be paid a fee, through distributions contemplated by Section 1.4(d), which shall accrue for each day, equal to the result of (a) one percent (1%) multiplied by (b) the Outstanding Balance of all Pool Receivables on such day, multiplied by (c) a fraction, the numerator of which is one (1) and the denominator of which is three hundred sixty-five (365).

ARTICLE V

MISCELLANEOUS

Section 5.1                                      Amendments, Etc. No amendment or waiver of any provision of this Agreement or consent to any departure by the Seller or the Servicer therefrom shall be effective unless in a writing signed by the Agent, and, in the case of any amendment, by the Seller and the Servicer and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such material amendment shall be effective until the Rating Agencies have notified the Agent in writing that such action will not result in a reduction or withdrawal of the rating of any Notes. No failure on the part of the Purchaser or the Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

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Section 5.2                                      Notices, Etc.; Extension of Stated Termination Date. (a) All notices and other communications hereunder shall, unless otherwise stated herein, be in writing (which shall include facsimile communication) and sent or delivered, to each party hereto, at its address set forth under its name on Schedule I hereto, or at such other address as shall be designated by such party in a written notice to the other parties hereto. Notices and communications by facsimile shall be effective when sent (and shall be followed by hard copy sent by first class mail), and notices and communications sent by other means shall be effective when received.

(b)                                 The Seller may advise the Agent in writing of its desire to extend the Stated Termination Date for an additional three hundred sixty-four (364) days, provided such request is made not more than ninety (90) days prior to, and not less than sixty (60) days prior to, the then current Stated Termination Date. The Agent shall notify the Seller in writing, within forty-five (45) days after its receipt of such request by the Seller, whether the Liquidity Banks or any of them are agreeable to such extension (it being understood that the Liquidity Banks may accept or decline such a request in their sole discretion and on such terms as they may elect) and, to the extent the Liquidity Banks are agreeable, the Seller, the Agent and the Liquidity Banks shall enter into such documents as the Liquidity Banks may deem necessary or appropriate to reflect such extension, and all reasonable costs and expenses incurred by the Liquidity Banks, the Purchaser and the Agent in connection therewith (including reasonable attorneys’ costs) shall be paid by the Seller; it being understood, that the failure of the Agent to so notify the Seller as set forth above shall not be deemed to be a consent to such request for extension.

Section 5.3                                      Assignability. (a) This Agreement and the Purchaser’s rights and obligations herein (including ownership of the Participation) shall be assignable, in whole or in part, by the Purchaser and its successors and assigns; any such assignment shall be subject to the prior written consent of the Seller (which consent shall not be unreasonably withheld), unless (i) such assignment is to a Note Issuer or (ii) a Termination Event or an Unmatured Termination Event has occurred and is continuing. Subject to Section 5.6, each assignor may, in connection with the assignment, disclose to the applicable assignee any information relating to the Seller or the Pool Receivables furnished to such assignor by or on behalf of the Seller, the Purchaser or the Agent.

Upon such an assignment the assignee shall have all of the rights of the Purchaser with respect to the Transaction Documents and the Investment (or such portion thereof as has been assigned).

(b)                                 The Purchaser may at any time sell or grant to one or more banks or other institutions (each a “Liquidity Bank”) party to the Liquidity Agreement or to any other Program Support Provider, participating interests or security interests in the Participation. In the event of any such sale or grant by the Purchaser of a participating interest to a Liquidity Bank or other Program Support Provider, the Purchaser shall remain responsible for the performance of its obligations hereunder. The Seller agrees that each Liquidity Bank or other Program Support Provider shall be entitled to the benefits of Sections 1.7, 1.8 and 1.9. No bank or other financial institution (other than NORD/LB and those institutions for which the Agent shall have given Seller notice on or prior to the Closing Date that are existing as such on the date hereof) shall

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become a party to the Liquidity Agreement as a Liquidity Bank without the prior written consent of the Servicer, which consent shall not be unreasonably withheld.

(c)                                  This Agreement and the rights and obligations of the Agent hereunder shall be assignable, in whole or in part, by the Agent and its successors and assigns.

(d)                                 Except as provided in Section 4.1(d), neither the Seller nor the Servicer may assign its rights or delegate its obligations hereunder or any interest herein without the prior written consent of the Agent.

(e)                                  Without limiting any other rights that may be available under applicable law, the rights of the Purchaser may be enforced through it or by its agents.

Section 5.4                                      Costs, Expenses and Taxes. (a) In addition to the rights of indemnification granted under Section 3.1 hereof, the Seller agrees to pay, upon demand, all reasonable costs and expenses in connection with the preparation, execution, delivery and administration (including auditing Receivables prior to the Closing Date, periodic auditing of Receivables and the servicing thereof from and after the Closing Date, and any reasonable and customary fees from time to time payable to the Rating Agencies in connection with the transactions contemplated by this Agreement) of this Agreement and the other Transaction Documents, including all reasonable costs and expenses relating to the amending, amending and restating, modifying or supplementing of this Agreement and the other Transaction Documents and the waiving of any provisions hereof or thereof (whether or not any such amendment, amendment and restatement, modification, supplement or waiver becomes effective), and including in all cases, without limitation, Attorney Costs for the Agent, the Purchaser and their respective Affiliates and agents with respect thereto and with respect to advising the Agent, the Purchaser and their respective Affiliates and agents as to their rights and remedies under this Agreement and the other Transaction Documents, and all costs and expenses, if any (including Attorney Costs), of the Agent, the Purchaser and their respective Affiliates and agents, in connection with the enforcement of this Agreement and the other Transaction Documents.

(b)                                 In addition, the Seller shall pay on demand any and all stamp and other taxes and fees payable in connection with the execution, delivery, filing and recording of this Agreement or the other Transaction Documents, and agrees to save each Indemnified Party harmless from and against any liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

Section 5.5                                      No Proceedings; Limitation on Payments. (a) Each of the Seller, the Servicer, the Agent, each assignee of the Participation or any interest therein, and each Person which enters into a commitment to purchase the Participation or interests therein, hereby covenants and agrees that it will not institute against, or join any other Person in instituting against, the Purchaser or any other Note Issuer, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding, or other proceeding under any federal or state bankruptcy or similar law, for one year and one day after the latest maturing Note issued by the Purchaser or any such Note Issuer is paid in full.

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(b)                                 Notwithstanding any provisions contained in this Agreement to the contrary, the Purchaser shall not, and shall not be obligated to, pay any amount, if any, payable by it pursuant to this Agreement or any other Transaction Document unless (i) the Purchaser has received funds which may be used to make such payment and which funds are not required to repay the Notes when due and (ii) after giving effect to such payment, either (x) the Purchaser could issue Notes to refinance all outstanding Notes (assuming such outstanding Notes matured at such time) in accordance with the program documents governing the Purchaser’s securitization program or (y) all Notes are paid in full. Any amount which the Purchaser does not pay pursuant to the operation of the preceding sentence shall not constitute a claim (as defined in §101 of the Bankruptcy Code) against or corporate obligation of the Purchaser for any such insufficiency unless and until the Purchaser satisfies the provisions of clauses (i) and (ii) above.

Section 5.6                                      Confidentiality. Unless otherwise required by applicable law (including the disclosure requirement of applicable securities laws), each of the Seller and the Servicer agrees to maintain the confidentiality of this Agreement and the other Transaction Documents (and all drafts thereof) in communications with third parties and otherwise; provided that this Agreement may be disclosed to (a) third parties to the extent such disclosure is made pursuant to a written agreement of confidentiality in form and substance reasonably satisfactory to the Agent and (b) the Seller’s and/or the Servicer’s legal counsel and auditors if they agree to hold it confidential; provided that only the terms and conditions of this Agreement may be revealed to such parties and not the details of any fees, pricing or interest rates. Unless otherwise required by applicable law, each of the Agent and the Purchaser agrees to maintain the confidentiality of non-public financial information regarding Manitowoc and its Subsidiaries and other information marked as confidential by the Servicer or the Seller; provided, that such information may be disclosed to: (i) third parties to the extent such disclosure is made pursuant to a written agreement of confidentiality in form and substance reasonably satisfactory to Manitowoc, (ii) legal counsel and auditors of the Purchaser or the Agent if they agree to hold it confidential, (iii) the rating agencies rating the Notes, (iv) any Program Support Provider or potential Program Support Provider (if they agree to hold it confidential), (v) any placement agent placing the Notes and (vi) any regulatory authorities having jurisdiction over the Agent, the Purchaser, any Program Support Provider or any Liquidity Bank. Nothing in this Section shall prevent disclosure of information as part of a legal proceeding relating to litigation in respect of this Agreement or any other Transaction Document.

Section 5.7                                      GOVERNING LAW AND JURISDICTION. (a) THIS AGREEMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT WITHOUT REGARD TO ANY OTHER CONFLICT OF LAWS PROVISIONS THEREOF).

(b)                                 ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PURCHASER,

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THE SELLER, THE SERVICER AND THE AGENT CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE PURCHASER, THE SELLER, THE SERVICER AND THE AGENT IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY LAW, ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. THE PURCHASER, THE SELLER, THE SERVICER AND THE AGENT EACH WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY NEW YORK LAW.

Section 5.8                                      Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

Section 5.9                                      Survival of Termination. The provisions of Sections 1.7, 1.8, 1.9, and this Article V shall survive any termination of this Agreement.

Section 5.10                                WAIVER OF JURY TRIAL. THE PURCHASER, THE SELLER, THE SERVICER AND THE AGENT EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR PARTIES, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE PURCHASER, THE SELLER, THE SERVICER AND THE AGENT EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, EACH OF THE PARTIES HERETO FURTHER AGREES THAT ITS RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

Section 5.11                                Entire Agreement. This Agreement and the other Transaction Documents embodies the entire agreement and understanding between the Purchaser, the Seller, the Servicer and the Agent, and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.

Section 5.12                                Headings. The captions and headings of this Agreement and in any Exhibit hereto are for convenience of reference only and shall not affect the interpretation hereof or thereof.

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Section 5.13                                Purchaser’s Liabilities. The obligations of the Purchaser under this Agreement are solely the corporate obligations of the Purchaser. No recourse shall be had for any obligation or claim arising out of or based upon this Agreement against any stockholder, employee, officer, director or incorporator of the Purchaser; and provided, however, that this Section 5.13 shall not relieve any such Person of any liability it might otherwise have for its own gross negligence or willful misconduct. The agreements provided in this Section 5.13 shall survive termination of this Agreement.

Section 5.14                                Mutual Negotiations. This Agreement and the other Transaction Documents are the product of mutual negotiations by the parties thereto and their counsel, and no party shall be deemed the draftsperson of this Agreement or any other Transaction Document or any provision hereof or thereof or to have provided the same. Accordingly, in the event of any inconsistency or ambiguity of any provision of this Agreement or any other Transaction Document, such inconsistency or ambiguity shall not be interpreted against any party because of such party’s involvement in the drafting thereof.

[SIGNATURES FOLLOW]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

MANITOWOC FUNDING, LLC,
as Seller

By:
Name:
Title:

THE MANITOWOC COMPANY, INC., as Servicer

By:
Name:
Title:

NORDDEUTSCHE LANDESBANK GIROZENTRALE, as Agent

By:
Name:
Title:

By:
Name:
Title:

HANNOVER FUNDING COMPANY LLC, as Purchaser

By:
Name:
Title:

EXHIBIT I

DEFINITIONS

As used in the Agreement (including its Exhibits), the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined). Unless otherwise indicated, all Section, Annex, Exhibit and Schedule references in this Exhibit are to Sections of and Annexes, Exhibits and Schedules to the Agreement.

“Adverse Claim” means a lien, security interest, restriction on transfer or other charge or encumbrance, or any other type of preferential arrangement, including the interest of a consignor, it being understood that a lien, security interest or other charge or encumbrance, or any other type of preferential arrangement, in favor of or granted to the Seller or the Purchaser pursuant to this Agreement and the other Transaction Documents shall not constitute an Adverse Claim and excluding (i) liens for taxes, assessments or other governmental charges which are not yet due and payable, and (ii) liens granted to any Lock-Box Bank and/or the Collection Account Bank in the Collections held by such bank in the related Lock-Box Account and/or Collection Account, as the case may be, and solely for and relating to the payment of fees and other charges to such bank and the ability of such bank to recover for returned items, in each case, to the extent described and provided for in the agreement, if any, relating to such account and/or the applicable Lock-Box Agreement and/or Collection Account Agreement.

“Affected Person” has the meaning set forth in Section 1.7 of the Agreement.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person or is a director or officer of such Person.

“Affiliate Obligor” means any Obligor that is a Subsidiary of a Parent Obligor or that is an Affiliate of a Parent Obligor.

“Agent” shall have the meaning set forth in the preamble to the Agreement.

“Attorney Costs” means and includes all fees and disbursements of any law firm or other external counsel, the allocated cost of internal legal services and all disbursements of internal counsel.

“Average Remaining Maturity” means, for any day, the result of (i) the sum of, for each Eligible Receivable then in the Receivables Pool, (a) the Remaining Maturity times (b) the Net Outstanding Balance, divided by (ii) the sum of the Net Outstanding Balances of all Eligible Receivables then in the Receivables Pool.

“Bank Rate” for any Yield Period for any Portion of Investment of the Participation means an interest rate per annum equal to (A) the Eurodollar Rate for such Yield Period plus two percent (2%) for the first ten days of such Yield Period and (B) the Eurodollar Rate plus two and one-half percent (2.5%) thereafter; provided that the “Bank Rate” for each day in a Yield Period occurring during the continuance of a Termination Event shall be an interest rate equal to plus two percent (2%) per annum above the Base Rate in effect on such day.

“Bankruptcy Code” means the United States Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.), as amended from time to time.

“Base Concentration Limit” means, for any day, a percentage,  not to exceed five percent (5%), determined by the Servicer.

“Base Rate” means for any day, a fluctuating interest rate per annum as shall be in effect from time to time, which rate shall be at all times equal to the greater of (i) the rate of interest most recently announced by NORD/LB at its branch in New York, New York as its prime commercial rate for United States loans made in the United States (which rate is not necessarily intended to be the lowest rate of interest determined by NORD/LB in connection with extensions of credit) and (ii) the latest Federal Funds Rate plus one-half of one percent (0.50%) per annum.

“Bond Administration Agreement” means the Bond Administration Agreement dated as of December 21, 2006 between the Servicer and Finacity.

“Breakage Costs” is defined in Section 3.1 of the Agreement.

“Business Day” means any day on which (i) both (A) the Agent at its branch office in New York, New York is open for business and (B) commercial banks in New York City are not authorized or required to be closed for business, and (ii) if this definition of “Business Day” is utilized in connection with the Eurodollar Rate, dealings are carried out in the London interbank market.

“Calculation Period” means a calendar month.

“Change in Control” means (x) with respect to Manitowoc, (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of Equity Interests representing more than thirty percent (30%) of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Manitowoc, ( b) occupation of a majority of the seats (other than vacant seats) on the board of directors of Manitowoc by Persons who were neither (i) nominated by the board of directors of Manitowoc nor (ii) appointed by directors so nominated, (c) the acquisition of direct or indirect Control of Manitowoc by any Person or group or (d) a “Change of Control” as defined in the Senior Note Documents or the Subordinated Note Documents; and

(y) with respect to an Originator, (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), other than Manitowoc (or a Subsidiary of Manitowoc), of any membership interests or Equity Interests of such Originator, (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Seller by Persons who were neither (i) nominated by the board of directors of the Seller nor (ii) appointed by directors so nominated, or (c) the acquisition of direct or indirect Control of such Originator by any Person or group other than Manitowoc (or a Subsidiary of Manitowoc); and

(z) with respect to the Seller, (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), other than Grove U.S. L.L.C., of any membership interests or Equity Interests of the Seller, (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Seller by Persons who were neither (i) nominated by the board of directors of the Seller nor (ii) appointed by directors so nominated, or (c) the acquisition of direct or indirect Control of the Seller by any Person or group other than Grove U.S. L.L.C.; and

For purposes of this definition of Change in Control, capitalized terms used in this definition that are defined in the Credit Agreement (or by reference in the Credit Agreement) shall have the meanings assigned thereto in (or by reference in) the Credit Agreement, without giving effect to any amendment, amendment and restatement, supplement or other modification to the Credit Agreement; provided that the terms “Seller” and “Manitowoc” shall have the meanings assigned thereto in the Agreement.

“Closing Date” means December 22, 2006.

“Collection Account” means that certain bank account numbered 330-785-7 maintained at Harris N.A. which is (i) identified as the “Manitowoc Funding, LLC Collection Account,” (ii) pledged, on a first-priority basis, to the Purchaser pursuant to Section 1.2(d) of the Agreement, and (iii) is governed by the Collection Account Agreement.

“Collection Account Agreement” means a letter agreement, in form and substance satisfactory to the Agent, among the Seller, the Agent, the Collection Account Bank, and such other Persons as may be acceptable to the Agent, as the same may be amended, supplemented, amended and restated, or otherwise modified from time to time in accordance with the Agreement and with the consent of the Agent.

“Collection Account Bank” means the bank holding the Collection Account.

“Collections” means, with respect to any Pool Receivable, (a) all funds which are received by the Seller, Servicer or any Originator in payment of any amounts owed in respect of such Receivable (including, without limitation, purchase price, finance charges, interest and all other charges), or applied to amounts owed in respect of such Receivable (including, without limitation, insurance payments and net proceeds of the sale or other disposition of repossessed goods or other collateral or property of the related Obligor or any other Person directly or indirectly liable for the payment of such Pool Receivable and available to be applied thereon), (b) all Collections deemed to have been received pursuant to Section 1.4(e) of the Agreement and (c) all other proceeds of such Receivable.

“Commitment Fee” has the meaning set forth in the Fee Letter.

“Commitment Fee Rate” has the meaning set forth in the Fee Letter.

“Commitment Fee Reserve” means on any date of determination, an amount equal to the product of (a) the Commitment Fee Rate, times (b) two (2) times the Days Sales Outstanding at such time, times (c) the result of (1) the Purchase Limit at such time minus (2) the Investment at such time, divided by (d) three hundred sixty (360).

“Company Note” has the meaning set forth in Section 3.1 of the Purchase and Sale Agreement.

“Concentration Component” means, on any date, the greatest of:  (a) the Concentration Percentage for all Group B Obligors, (b) two (2) times the Concentration Percentage for all Group C Obligors, or (c) four (4) times the Concentration Percentage for all Group D Obligors.

“Concentration Percentage” means, on any day, (a) for any Group A Obligor, a percentage equal to one hundred percent (100%), or any other percentage as agreed by the Servicer and the Agent in writing, (b) for all Group B Obligors, a percentage equal to four (4) times the Base Concentration Limit, (c) for all Group C Obligors, a percentage equal to two (2) times the Base Concentration Limit, and (d) for all Group D Obligors, a percentage equal to the Base Concentration Limit.

“Consolidated Interest Coverage Ratio” has the meaning set forth in the Credit Agreement, without giving effect to any amendment, amendment and restatement, supplement or other modification to the Credit Agreement (unless such amendment, amendment and restatement, supplement or other modification has been consented to in writing by the Agent).

“Consolidated Senior Leverage Ratio” has the meaning set forth in the Credit Agreement, without giving effect to any amendment, amendment and restatement, supplement or other modification to the Credit Agreement (unless such amendment, amendment and restatement, supplement or other modification has been consented to in writing by the Agent).

“Consolidated Total Leverage Ratio” has the meaning set forth in the Credit Agreement, without giving effect to any amendment, amendment and restatement, supplement or other modification to the Credit Agreement (unless such amendment, amendment and restatement, supplement or other modification has been consented to in writing by the Agent).

“Contract” means, with respect to any Receivable, any and all contracts, understandings, instruments, agreements, invoices, notes, purchase orders or other writings pursuant to which such Receivable arises or which evidences such Receivable or under which an Obligor becomes or is obligated to make payment in respect of such Receivable.

“Contractual Dilution” means any Dilution that is contractually limited prior to the sale or contribution to the Seller, pursuant to the Purchase and Sale Agreement, of the Receivable(s) that gave rise to such Dilution, such as discounts or rebates.

“Contributed Receivables” is defined in Section 1.1(a) of the Purchase and Sale Agreement.

“Contributed Value” is defined in Section 3.3(b) of the Purchase and Sale Agreement.

“CP Rate” for any Yield Period for any Portion of Investment of the Participation means, to the extent the Purchaser funds such Portion of Investment for such Yield Period by issuing Notes, a rate per annum equal to the sum of (a) the weighted average of the rates paid or payable by the Purchaser from time to time as interest on or otherwise (by means of interest rate hedges or otherwise) in respect of Notes and allocated, in whole or in part, by the Agent to fund the purchase or maintenance of a Portion of Investment (and which may also be allocated in part to the funding of other assets of the Purchaser) during the relevant Yield Period, provided that if any component of such rate is a discount rate, then such component shall be the rate resulting from converting such discount rate to an interest-bearing equivalent rate per annum, plus (b) the per annum rate (expressed as a percentage and an interest rate equivalent and calculated based on a 360-day year) equivalent to the sum of (i) the allocable amount of any placement agent or commercial paper dealer fees incurred in connection with the issuance of Notes, plus (ii) certain documentation and transaction costs associated with the issuance of Notes, plus (iii) any incremental carrying costs incurred with respect to Notes maturing on dates other than those on which corresponding funds are received by the Purchaser, plus (iv) other borrowings by the Purchaser, including borrowings to fund small or odd dollar amounts that are not easily accommodated in the commercial paper market (provided that the rate contemplated by this clause (iv) shall not exceed the Eurodollar Rate plus fifty basis points (0.50%)). Notwithstanding anything to the contrary in the Agreement or in any other Transaction Document on and after the occurrence and during the continuation of any Termination Event the “CP Rate” shall be equal to the Base Rate plus two percent (2%) per annum.

“Crane Business” means the Crane business segment as described in Part I, Item 1 of Form 10-K filed by Manitowoc with the United States Securities and Exchange Commission for the fiscal year ended December 31, 2005.

“Credit Agreement” means the Amended and Restated Credit Agreement dated as of December 14, 2006 among Manitowoc, the Subsidiary Borrowers party thereto, the Lenders party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent, without giving effect to any amendment, amendment and restatement, supplement or other modification thereto (except as expressly provided in the Agreement or the Purchase and Sale Agreement, as applicable).

“Credit and Collection Policy” means those receivables credit and collection policies and practices of the Servicer in effect on the date of the Agreement and attached as Schedule IV to the Agreement, as modified in compliance with the Agreement.

“Cutoff Date” means, (a) for any Settlement Date, the final day of a preceding Calculation Period, or (b) for any other date, the Cutoff Date for the immediately preceding Settlement Date.

“Days Sales Outstanding” means, for any calendar month, an amount computed as of the last day of such calendar month equal to:  (a) the average of the Outstanding Balance of all Pool Receivables as of the last day of each of the three most recent calendar months ended on the last day of such calendar month, divided by (b)(i) the aggregate credit sales made by the Originators giving rise to Pool Receivables during the three calendar months ended on or before the last day of such calendar month divided by (ii) ninety (90).

“Debt” means Indebtedness as defined in the Credit Agreement without giving effect to any amendment, amendment and restatement, supplement or other modification to the Credit Agreement.

“Default Horizon” means the number four (4).

“Default Horizon Calculation Period” means, for any day, a number, equal to the Default Horizon, of consecutive Calculation Periods ending with the Cutoff Date.

“Default Ratio” means, for any day, the ratio computed as of the Cutoff Date by dividing (i) the sum (without duplication) of the Net Outstanding Balances of Pool Receivables that (a) were Defaulted Receivables as of the Cutoff Date, and (b) were not Defaulted Receivables as of the previous Cutoff Date, and (c) were Eligible Receivables on at least one day during the Calculation Period by (ii) the Eligible Sales during the Loss Horizon Lookback Period.

“Defaulted Receivable” means a Receivable:

(i)                                     as to which any payment, or part thereof, remains unpaid for at least ninety-one (91) days from the original due date, or, if applicable, the adjusted due date, provided that any such adjustments are consistent with the Credit and Collection Policy therefor;

(ii)                                  as to which the Obligor thereof or any other Person obligated thereon or owning any Related Security in respect thereof has taken any action, or suffered any event to occur, of the type described in paragraph (g) of Exhibit V to the Agreement; or

(iii)                               which has been, or, consistent with the Credit and Collection Policy, which should be, written off as uncollectible.

“Delinquent Receivable” means a Receivable which is not a Defaulted Receivable and:

(i)                                     as to which any payment, or part thereof, remains unpaid for at least 61 days from the original due date therefor; or

(ii)                                  which, consistent with the Credit and Collection Policy, would be classified as delinquent.

“Dilution” means any non-cash credit granted to an Obligor for the purpose of reducing or canceling the Net Outstanding Balance of any Eligible Receivable of such Obligor, except to the extent that such credit is offset by the sale or contribution of an Eligible Receivable(s) to the

Seller pursuant to the Purchase and Sale Agreement, as part of a transfer, cancellation (of invoice, not product), replacement (of invoice, not product), correction, or any artifact of A/R tracking, or as part of a buyback/resell arrangement between such Obligor and the applicable Originator.

“Dilution Component” means, for any day, the product of (i) the average of the Dilution Ratios for the twelve most recent Calculation Periods and (ii) the Dilution Horizon Ratio.

“Dilution Horizon” means the number one (1).

“Dilution Horizon Calculation Period” means, for any day, a number, equal to the Dilution Horizon, of consecutive Calculation Periods ending with the Cutoff Date.

“Dilution Horizon Lookback Period” means, for any day, the Calculation Period preceding the Calculation Period containing the Cutoff Date by a number, equal to the Dilution Horizon, of Calculation Periods.

“Dilution Horizon Ratio” means, for any Settlement Date (and any subsequent date until the following Settlement Date), the result of (i) the Eligible Sales during the Dilution Horizon Calculation Period, divided by (ii) the Net Eligible Pool Balance as of such date.

“Dilution Ratio” means, for any day, the ratio computed as of the Cutoff Date by dividing:  (a) the Eligible Dilution during the Calculation Period by (b) the Eligible Sales during the Dilution Horizon Lookback Period.

“Dilution Reserve Percentage” means, on any Settlement Date (and any subsequent date until the following Settlement Date), the product of (i) the Dilution Horizon Ratio multiplied by (ii) the sum of (x) the Dilution Reserve Stress Factor times the average of the Dilution Ratios for the twelve most recent Calculation Periods and (y) the Spike Factor.

“Dilution Reserve Stress Factor” means the number two (2).

“Discount” means:

(i)                                     for the Portion of Investment of the Participation for any Yield Period to the extent the Purchaser is funding such Portion of Investment through the issuance of Notes,

[CPR x I x (ED/360)] + TF

(ii)                                  for the Portion of Investment of the Participation for any Yield Period to the extent the Purchaser is funding such Portion of Investment pursuant to the Liquidity Agreement or other than through the issuance of Notes,

[BR x I x (ED/Year)]+ TF

where:

BR	=	the Bank Rate for the Portion of Investment of the Participation for such Yield Period

I	=	the Portion of Investment of the Participation for such Yield Period

CPR	=	the CP Rate for the Portion of Investment of the Participation for such Yield Period

ED	=	the actual number of days during such Yield Period

Year	=

if such Portion of Investment is funded based upon: (i) the Eurodollar Rate, three hundred sixty (360) days, and (ii) the Base Rate, three hundred sixty-five (365) or three hundred sixty-six (366) days, as applicable

TF	=	the Termination Fee, if any, for the Portion of Investment of the Participation for such Yield Period

; provided, however, that no provision of the Agreement shall require the payment or permit the collection of Discount in excess of the maximum permitted by applicable law; and provided, further, that Discount for the Portion of Investment of the Participation shall not be considered paid by any distribution to the extent that at any time all or a portion of such distribution is rescinded or must otherwise be returned for any reason.

“Discount Reserve” at any time means the sum of (i) the Termination Discount at such time, and (ii) the then accrued and unpaid Discount.

“Dividends” means any dividend or distribution (in cash or obligations) on any of the Seller’s membership or other equity interests or any warrants, options or other rights with respect to any of the Seller’s membership or other equity interests.

“Eligible Dilution” means, for any Calculation Period, the sum of all Variable Dilutions occurring during the Calculation Period except to the extent that such credits have been applied to any Obligor in excess of the amount of any Net Outstanding Balances owed on Eligible Receivables for any such Obligor.

“Eligible Receivables” means, at any time, Receivables:

(i)                                     the Obligor of which is a resident of either (a) the United States, or (b) Canada (excluding the province of Quebec);

(ii)                                  the Obligor of which is not, nor has at any time during the life of such Receivable been, subject to any bankruptcy, insolvency or any other action, circumstance or proceeding of the type described in paragraph (g) of Exhibit V to the Agreement;

(iii)                               the Obligor of which is not an Affiliate of Manitowoc or any Affiliate of Manitowoc;

(iv)                              which are denominated and payable only in U.S. dollars in the United States;

(v)                                 which have a stated maturity; and the invoice relating thereto has been sent to the related Obligor;

(vi)                              which arise under a Contract which is in full force and effect and which is a legal, valid and binding obligation of the related Obligor, enforceable against such Obligor in accordance with its terms and which contains an obligation to pay a specified amount of money, and, without limiting the foregoing, such Receivables (A) constitute legal, valid, binding and irrevocable payment obligations of the related Obligor, enforceable against such Obligor in accordance with their terms and (B) have not been terminated (according to the Servicer’s records) and whose termination is not pending;

(vii)                           which were created in compliance with all laws, rulings and regulations applicable to the transactions under which such Receivables were generated;

(viii)                        which conform with all applicable laws, rulings and regulations in effect; which are not the subject of any dispute, offset, hold back defense, Adverse Claim, counterclaim, warranty claim or other claim or defense (including as a result of any liability of the applicable Originator to any such Obligor that is also a supplier to such Originator); and which do not arise from the sale of inventory which is subject to any Adverse Claim;

(ix)                                which were created in accordance with, and which comply with, the requirements of the Credit and Collection Policy;

(x)                                   which arise from the sale and delivery of goods or services in the ordinary course of business of the Crane Business or the Foodservice Business of an Originator;

(xi)                                which do not require the consent of the related Obligor to be sold, transferred or assigned, under the related Contract or otherwise, and the Contract relating thereto does not contain any provision that restricts the ability of the Purchaser or the Agent to exercise rights thereunder or under the Transaction Documents, except in each case as consented to or waived by the related Obligor pursuant to a written consent or waiver in form and in substance satisfactory to the Agent;

(xii)                             which have not been modified, extended, renegotiated or restructured since their creation in any way not provided for in the Credit and Collection Policy;

(xiii)                          in which the Seller owns good and valid title, free and clear of any Adverse Claim, and which are freely assignable by the Seller;

(xiv)                         for which the Purchaser shall have a valid and enforceable undivided percentage ownership interest, to the extent of the Participation, and a valid and enforceable first priority perfected security interest therein and in the Related Security and Collections with respect thereto, in each case free and clear of any Adverse Claim;

(xv)                            which constitute accounts as defined in the UCC, and which are not evidenced by instruments or chattel paper as defined in the UCC;

(xvi)                         which are not Defaulted Receivables and which, on the date of purchase of such Receivables by the Seller, are not Delinquent Receivables;

(xvii)                      which are not Receivables in any Parent Obligor Pool where the aggregate Outstanding Balance of all Defaulted Receivables in such Parent Obligor Pool exceeds thirty-five percent (35%) of the aggregate Outstanding Balance of all Receivables in such Parent Obligor Pool;

(xviii)                   which are accounts receivable representing all or part of the sales price of merchandise, insurance or services within the meaning of Section 3(c)(5) of the Investment Company Act of 1940, as amended, and are “eligible assets” as defined in Rule 3a-7 under such Act;

(xix)                           the Originator of which (A) is not in default in any material respect under the terms of the related Contract from which such Receivable arose and (B) is wholly-owned by Manitowoc;

(xx)                              that represent amounts earned and payable by the related Obligor and that are not subject to the performance of additional services or to the delivery of additional goods by the Originator thereof;

(xxi)                           which have not been disqualified by the Agent, Purchaser or the rating agencies rating the Purchaser’s commercial paper for any other reason;

(xxii)                        for which the Obligor has been directed to make all payments to a Lock-Box Account which is subject to a Lock-Box Agreement;

(xxiii)                     which are not “bill and hold” Receivables, unless (A) the applicable Originator has received a letter from the applicable Obligor identifying the goods relating to such Receivables and stating that such Obligor accepts such goods, (B) such goods have been placed in a gated area on the premises of such Originator that does not contain any goods owned by such Originator and (C) such Originator has fulfilled all of its obligations under the applicable Contract with respect to such goods and such Receivables (and, without limiting the generality of the foregoing, such Originator has no delivery obligation with respect to such goods);

(xxiv)                    which are not payable in installments; and

(xxv)                       for which the related goods have been shipped to the applicable Obligor and for which the related services have been performed.

“Eligible Sales” means, for any Calculation Period, the sum of the Net Outstanding Balances of all Pool Receivables that were originated during or prior to the Calculation Period and were Eligible Receivables at any time during the Calculation Period but were not Eligible Receivables during any previous Calculation Period.

“Eligible Unapplied Cash and Credits” means the sum of (i) all cash and non-cash credits not applied to any Obligor, and the sum of (ii) for each Obligor, the smaller of (a) the sum of all cash and non-cash credits applied to such Obligor but not yet applied to any particular Receivable, or (b) the sum of the Net Outstanding Balance of all Eligible Receivables for which such Obligor is the Obligor.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA also refer to any successor sections.

“ERISA Affiliate” means with respect to any Person, at any time, each trade or business (whether or not incorporated) that would, at the time, be treated together with such Person as a single employer under Section 4001 of ERISA or Sections 414(b), (c), (m) or (o) of the Code.

“Eurodollar Rate” means, for any Yield Period, an interest rate per annum (rounded upward to the nearest 1/100th of 1%) determined pursuant to the following formula:

Eurodollar Rate =

LIBOR
1.00 - Eurodollar Reserve Percentage

Where,

“Eurodollar Reserve Percentage” means, for any Yield Period, the maximum reserve percentage (expressed as a decimal, rounded upward to the nearest 1/100th of 1%) in effect with respect to any Program Support Provider on the date LIBOR for such Yield Period is determined under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to “Eurocurrency” funding (currently referred to as “Eurocurrency liabilities”) having a term comparable to such Yield Period; and

“Excess Concentration” means, for any Parent Obligor Pool, the amount by which the sum of the Net Outstanding Balances, or portions thereof, of the Eligible Receivables in such Parent Obligor Pool exceeds an amount equal to:  (a) the Concentration Percentage for such

Parent Obligor multiplied by (b) the Outstanding Balance of all Receivables then in the Receivables Pool.

“Excluded Receivable” means a Receivable (a) the Obligor of which is a resident of Quebec, Canada, (b) the Obligor of which is a resident of any country other than Canada or the United States, or (c) the Obligor of which is the United States Federal Government; provided that the determination as to whether a Receivable is an Excluded Receivable shall be made only at the time that such Receivable was transferred to the Seller pursuant to the Purchase and Sale Agreement.

“Facility Termination Date” means the earliest of (a) the fifth anniversary of the Closing Date, (b) the declaration or occurrence of the Facility Termination Date pursuant to Section 2.2 of the Agreement, (c) the Purchase and Sale Termination Date, and (d) the current scheduled termination date of the commitments of the Liquidity Banks under the Liquidity Agreement with respect to this Agreement.

“Federal Funds Rate” means, for any period, the per annum rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Board (including any such successor, “H.15(519)”) for such day opposite the caption “Federal Funds (Effective)”. If on any relevant day such rate is not yet published in H.15(519), the rate for such day will be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Government Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, the “Composite 3:30 p.m. Quotation”) for such day under the caption “Federal Funds Effective Rate.”  If on any relevant day the appropriate rate for such previous day is not yet published in either H.15(519) or the Composite 3:30 p.m. Quotations, the rate for such day will be the arithmetic mean as determined by the Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Agent.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

“Fee Letter” has the meaning set forth in Section 1.5 of the Agreement.

“Finacity” means Finacity Corporation, a Delaware corporation.

“Final Payout Date” means the date following the Facility Termination Date on which no Investment or Discount in respect of the Participation under the Agreement shall be outstanding and all other amounts then due and payable by the Originators, the Seller or the Servicer to the Purchaser, the Agent or any other Indemnified Party or Affected Person under the Transaction Documents shall have been paid in full.

“Foodservice Business” means the Foodservice business segment as described in Part 1, Item I of Form 10-K filed by Manitowoc with the United States Securities and Exchange Commission for the fiscal year ended December 31, 2005.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any nation or government, any state, municipal or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any body or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, any court or arbitrator, and any accounting board or authority (whether or not a part of government) which is responsible for the establishment or interpretation of national or international accounting principles, in each case whether foreign or domestic. Without limiting the foregoing, Governmental Authority shall include any Person owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Group A Obligor” means any Obligor that has a short-term rating of at least: (a) “A-1” by S&P, or if such Obligor does not have a short-term rating from S&P,  a rating of “AA-” or better by S&P on its long-term senior unsecured and uncredit-enhanced debt securities, and (b) “P-1” by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, “Aa3”or better by Moody’s on its long-term senior unsecured and uncredit-enhanced debt securities; provided that if an Obligor is not rated by S&P but is rated by Moody’s, then such Obligor shall be deemed to be a Group D Obligor, and if an Obligor is not rated by Moody’s but is rated by S&P, then such Obligor shall be deemed to be a Group D Obligor.

“Group B Obligor” means any Obligor that is not a Group A Obligor, and has a short-term rating of at least:  (a) “A-2” by S&P, or if such Obligor does not have a short-term rating from S&P, a rating of  “A-” or better by S&P on its long-term senior unsecured and uncredit-enhanced debt securities, and (b) “P-2” by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, “A3” or better by Moody’s on its long-term senior unsecured and uncredit-enhanced debt securities; provided that if an Obligor is not rated by S&P but is rated by Moody’s, then such Obligor shall be deemed to be a Group D Obligor, and if an Obligor is not rated by Moody’s but is rated by S&P, then such Obligor shall be deemed to be a Group D Obligor.

“Group C Obligor” means any Obligor that is neither a Group A Obligor nor a Group B Obligor, and has a short-term rating of at least:  (a) “A-3” by S&P, or if such Obligor does not have a short-term rating from S&P, a rating of “BBB-” or better by S&P on its long-term senior unsecured and uncredit-enhanced debt securities, and (b) “P-3” by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, “Baa3” or better by Moody’s on its long-term senior unsecured and uncredit-enhanced debt securities; provided that if an Obligor is not rated by S&P but is rated by Moody’s, then such Obligor shall be deemed to be a Group D Obligor, and if an Obligor is not rated by Moody’s but is rated by S&P, then such Obligor shall be deemed to be a Group D Obligor.

“Group D Obligor” means any Obligor that is not a Group A Obligor, nor a Group B Obligor, nor a Group C Obligor.

“Indemnified Amounts” has the meaning set forth in Section 3.1 of the Agreement.

“Indemnified Party” has the meaning set forth in Section 3.1 of the Agreement.

“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidations, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case (a) and (b) undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

“Intercreditor Agreement” means the Amended and Restated Intercreditor Agreement dated as of December 21, 2006 among Manitowoc, the Originators party thereto, the Seller, the Agent and JPMorgan Chase Bank, N.A.

“Investment” means the amount paid to the Seller in respect of the Participation or any portion thereof by the Purchaser pursuant to the Agreement as such amount may be reduced from time to time by Collections distributed and applied on account of such Investment pursuant to Section 1.4(d) of the Agreement. If such Investment shall have been reduced by any distribution and thereafter all or a portion of such distribution is rescinded or must otherwise be returned for any reason, such Investment shall be increased by the amount of such rescinded or returned distribution, as though it had not been made.

“Joinder Agreement” means a joinder agreement entered into by the Seller and a Person becoming an Originator pursuant to Section 4.3 of the Purchase and Sale Agreement.

“LIBOR” means the rate of interest per annum (i) for deposits in U.S. dollars for a period equal to such Yield Period which appears on Telerate Page 3750 or (ii) if such rate does not appear on Telerate Page 3750, determined by the Liquidity Agent to be the arithmetic mean (rounded upward, if necessary, to the nearest 1/100th of 1%) of the rates of interest per annum notified to the Liquidity Agent as the rate of interest at which dollar deposits in the approximate amount of the Investment associated with such Yield Period would be offered to major banks in the London interbank market at their request, in each case at or about 11:00 a.m. (London time) on the second Business Day prior to the commencement of such Yield Period.

“Lien” means, with respect to any Property, any mortgage, lien, pledge, claim, charge, security interest or encumbrance of any kind, any other type of preferential arrangement in respect of such Property having the effect of a security interest or any filing consented to by any Company of any financing statement under the UCC or any other similar notice of Lien under any similar notice or recording statute of any Governmental Authority consented to by any Company, including any easement, right-of-way or other encumbrance on title to Real Property, and any agreement to give any of the foregoing.

“Liquidity Agent” means NORD/LB in its capacity as Liquidity Agent pursuant to the Liquidity Agreement.

“Liquidity Agreement” means that certain Liquidity Asset Purchase Agreement dated as of July 31, 2000 and the Liquidity Asset Purchase Agreement dated as of December 21, 2006 pertaining to this Agreement, in each case entered into among the Purchaser and the other parties thereto, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Liquidity Bank” has the meaning set forth in Section 5.3(b) of the Agreement.

“Lock-Box Account” means each account maintained at a bank or other financial institution for the purpose of receiving Collections.

“Lock-Box Agreement” means an agreement, in form and substance satisfactory to the Agent, among an Originator, the Seller, a Lock-Box Bank, and the Agent and such other Persons as may be acceptable to the Agent.

“Lock-Box Bank” means any of the banks or other financial institutions holding one or more Lock-Box Accounts.

“Loss Horizon” means the number five (5).

“Loss Horizon Lookback Period” means, for any day, the Calculation Period preceding the Calculation Period containing the Cutoff Date by a number, equal to the Loss Horizon, of Calculation Periods.

“Loss Horizon Ratio” means, for any Settlement Date (and any subsequent date until the following Settlement Date), the result of (i) the Eligible Sales during the Default Horizon Calculation Period, divided by (ii) the Net Eligible Pool Balance as of such date.

“Loss Reserve Percentage” means, on any Settlement Date (and any subsequent date until the following Settlement Date), the result of (i) the Loss Reserve Stress Factor times (ii) the highest average of the Default Ratios for any three consecutive Calculation Periods from among the twelve most recent such averages prior to such Settlement Date, multiplied by (iii) the Loss Horizon Ratio.

“Loss Reserve Stress Factor” means the number two (2).

“M&T” means Manufacturers and Traders Trust Company.

“M&T Account” means an account of Grove U.S. L.L.C. held at M&T and identified in Schedule II to the Agreement.

“M&T Account Collections” means Collections received in or deposited in the M&T Account.

“Manitowoc” has the meaning set forth in the preamble to the Agreement.

“Material Adverse Effect” means, with respect to any event or circumstance and any Person, a material adverse effect on:

(i)                                     the business, operations, assets, financial condition or other condition of the Seller, any Originator or the Servicer;

(ii)                                  the ability of the Seller, any Originator or the Servicer (if it is Manitowoc or an Affiliate of Manitowoc) to perform its obligations under the Transaction Documents to which it is a party or the performance of any such obligations;

(iii)                               the validity or enforceability of any portion of, or collectibility of amounts payable under, the Agreement or any other Transaction Document;

(iv)                              the rights and remedies of the Purchaser, the Agent, any Program Support Provider or any of their respective Affiliates under the Agreement or any other Transaction Document;

(v)                                 the status, existence, perfection, priority or enforceability of the Seller’s or Purchaser’s interest in the Pool Receivables, Contracts, or Related Security; or

(vi)                              the validity, enforceability or collectibility of a material portion of the Pool Receivables.

“Monthly Report” means a report, in substantially the form of Annex C hereto, furnished by the Servicer to the Agent pursuant to paragraph (l)(iii) and (l)(iv) of Exhibit IV to the Agreement.

“Monthly Reporting Date” means the Business Day immediately following the 14th calendar day of each calendar month.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Eligible Pool” means, on any date of calculation, a set, determined by the Servicer of Eligible Receivables (or portions thereof) then in the Receivables Pool, provided that such set has (a) no Excess Concentrations, and (b) no Receivables due more than sixty (60) days thereafter.

“Net Eligible Pool Balance” means, at any time, (a) the sum of the Net Outstanding Balances of the Receivables in the Net Eligible Pool minus (b) the sum of (i) Eligible Unapplied Cash and Credits, (ii) the amount by which (A) the sum of the Net Outstanding Balances of the Receivables in the Net Eligible Pool having due dates that have been adjusted and that have been outstanding for more than ninety (90) days from their original due dates, exceeds (B) an amount equal to five percent (5%) of the Net Outstanding Balances of the Receivables in the Net Eligible Pool, (iii) the amount by which (A) the sum of the Net Outstanding Balances of the Receivables in the Net Eligible Pool for which the Obligors are Governmental Authorities (excluding the United States Federal Government) exceeds (B) an amount equal to five percent (5%) of the Net Outstanding Balances of the Receivables in the Net Eligible Pool, and (iv) the amount by which (A) the sum of the Net Outstanding Balances of the Receivables in the Net Eligible Pool for

which the Obligors are residents of Canada exceeds (B) an amount equal to five percent (5%) of the Net Outstanding Balances of the Receivables in the Net Eligible Pool.

“Net Outstanding Balance” means, for any Receivable, at any time, (i) the Outstanding Balance of such Receivable reduced by the amount of any and all available, unused discounts or credits relating to such Receivable, provided that the result is greater than zero, or (ii) zero, otherwise.

“NORD/LB” is defined in the preamble to the Agreement.

“Note Issuer” means (a) the Purchaser, (b) any Affiliate of the Purchaser, (c) any Liquidity Bank, (d) any other Program Support Provider, or (e) any Person which is (x) in the business of issuing Notes and (y) associated with or administered by the Agent or any Affiliate of the Agent.

“Notes” means with regard to this Agreement, short-term promissory notes issued or to be issued by any Note Issuer to fund its investments in accounts receivable or other financial assets.

“Obligor” means, with respect to any Receivable, the Person obligated to make payments pursuant to the Contract relating to such Receivable.

“Originators” means each of the Persons from time to time party to the Purchase and Sale Agreement as “Originators” (including Persons that become a party to the Purchase and Sale Agreement as “Originators” pursuant to a Joinder Agreement).

“Outstanding Balance” of any Receivable at any time means the then outstanding principal balance thereof.

“Parent Obligor” means any Obligor so designated by the Servicer; provided  that each Obligor must be either a Parent Obligor or an Affiliate Obligor but not both.

“Parent Obligor Pool” means, for any Parent Obligor, all Receivables in the Receivables Pool owed either by such Parent Obligor or by any Affiliate Obligor of such Parent Obligor.

“Participation” means, at any time, the undivided percentage ownership interest in (i) each and every Pool Receivable now existing or hereafter arising, (ii) all Related Security with respect to such Pool Receivables, and (iii) all Collections with respect to, and other proceeds of, such Pool Receivables and Related Security. Such undivided percentage interest shall be computed as

I + TR + DR + SFR + CFR
NEPB + C

where:

I                                                                          =          the Investment of the Participation at the day of computation.

TR                                                              =          the Total Reserve as of two Business Days prior to the day of computation.

DR                                                             =          the Discount Reserve of the Participation at the day of computation.

SFR                                                        =          the Servicing Fee Reserve of the Participation at the day of computation.

CFR                                                       =          the Commitment Fee Reserve at the day of computation.

NEPB                                               =          the Net Eligible Pool Balance as of two Business Days prior to the day of computation.

C                                                                      =          Cash in the Collection Account at the close of the Business Day prior to the day of computation.

The Participation shall be determined from time to time pursuant to the provisions of Section 1.3 of the Agreement.

“Payment” means, any amount paid or released to the Seller pursuant to Section 1.2 and/or Section 1.4 of the Agreement.

“Payment Date” is defined in Section 2.2 of the Purchase and Sale Agreement.

“Permitted Investments” means with respect to any of the funds in the Lock-Box Accounts or the Collection Account which are invested, (a) certificates of deposit that are not represented by instruments, have a maturity of one week or less and are issued by the Collection Account Bank (with respect to the investment of funds in the Collection Account) or NORD/LB, in either case issued by an institution having a rating no lower than the respective ratings assigned by each of the Rating Agencies to the Notes, (b) direct obligations of the United States of America, or of any agency thereof, or obligations guaranteed as to principal and interest by the United States of America, or by any agency thereof, in either case maturing not more than sixty (60) days from the date of acquisition thereof by such Person, (c) time deposits, certificates of deposit or bankers’ acceptances (including Eurodollar deposits) issued by any bank or trust company organized under the laws of the United States of America or any state thereof and having capital, surplus and undivided profits of at least five hundred million dollars ($500,000,000) and a deposit rating of A/A-1 or better by S&P and A2/P-1 or better by Moody’s, (d) commercial paper rated A-1 or better by S&P and P-1 or better by Moody’s maturing not more than sixty (60) days from the date of acquisition thereof by such Person, (e) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clause (c) above, (f) securities with maturities of sixty (60) days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least A by S&P and A by Moody’s, or (g) money market mutual funds that invest primarily in the foregoing items, such funds coming from an institution having a rating no lower than the respective ratings assigned by each of the Rating Agencies to the Notes; provided, however, that the Agent (on behalf of the Purchaser) may, from time to time, upon three (3) Business Days’ prior written notice to the Servicer, remove from the scope of “Permitted Investments” certificates of deposit of any such bank(s) and specify to be within such scope, certificates of deposit of any other bank that has a rating of at least A-1 by S&P and P-1 by Moody’s.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“Pool Receivable” means a Receivable in the Receivables Pool.

“Portion of Investment” means each portion of the Investment pursuant to which the Discount with respect thereto is calculated by reference to a different interest rate.

“Prime Rate” is defined in the Purchase and Sale Agreement.

“Program Support Provider” means and includes any Liquidity Bank and any other or additional Person (other than any customer of the Purchaser) now or hereafter extending credit or having a commitment to extend credit to or for the account of, or to make purchases from, the Purchaser or issuing a letter of credit, surety bond or other instrument to support any obligations arising under or in connection with the Purchaser’s securitization program.

“Program Support Agreement” means and includes the Liquidity Agreement and any other agreement entered into by any Program Support Provider providing for the issuance of one or more letters of credit for the account of the Purchaser, the issuance of one or more surety bonds for which the Purchaser is obligated to reimburse the applicable Program Support Provider for any drawings thereunder, the sale by the Purchaser to any Program Support Provider of the Participation (or portions thereof) and/or the making of loans and/or other extensions of credit to the Purchaser in connection with the Purchaser’s securitization program, together with any letter of credit, surety bond or other instrument issued thereunder.

“Property” means any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including ownership interests of any Person.

“Purchase and Sale Agreement” means the Amended and Restated Purchase and Sale Agreement, dated as of December 21, 2006, among the Originators and the Seller, as the same may be modified, supplemented, amended and amended and restated from time to time in accordance with the Agreement and the Purchase and Sale Agreement.

“Purchase and Sale Termination Date” is defined in Section 1.4 of the Purchase and Sale Agreement.

“Purchase and Sale Termination Event” is defined in Section 8.1 of the Purchase and Sale Agreement.

“Purchase Limit” means the lesser of (i) ninety million dollars ($90,000,000), as such amount may be reduced pursuant to Section 1.1(b) of the Agreement and (ii) the aggregate of the commitments, if any, of all then existing Liquidity Banks under the Liquidity Agreement relating to this Agreement. References to the unused portion of the Purchase Limit means, at any time, the Purchase Limit minus the then outstanding Investment of the Participation under the Agreement.

“Purchase Price” is defined in Section 2.2 of the Purchase and Sale Agreement.

“Purchase Report” is defined in Section 2.1 the Purchase and Sale Agreement.

“Purchaser” has the meaning set forth in the preamble to the Agreement.

“Purchaser’s Account” means the account (account number 507-944941) of the Purchaser maintained at the office of JPMorgan Chase Bank in New York, New York (ABA# 021-000-021), or such other account as may be so designated in writing by the Agent to the Seller and the Servicer.

“Rate Variance Factor” means two (2); provided, that the “Rate Variance Factor” may be changed from time to time by the Agent (if such change is necessary or desirable in the reasonable credit judgment of the Agent) upon at least five Business Days’ prior written notice to the Servicer; provided, further, that the Agent may not decrease the “Rate Variance Factor” below two (2) without the prior written consent of each Rating Agency.

“Rating Agencies” means Moody’s and S&P.

“Receivable” means any indebtedness and other obligations owed to an Originator or the Seller or any right of any Originator or the Seller to payment from or on behalf of an Obligor, whether constituting an account, chattel paper, instrument or general intangible, arising in connection with the sale of goods or the rendering of services by any Originator relating to the cranes and related products business or the foodservice and related products business of such Originator, and includes, without limitation, the obligation to pay any finance charges, fees and other charges with respect thereto. Indebtedness and other obligations arising from any one transaction, including, without limitation, indebtedness and other obligations represented by an individual invoice or agreement, shall constitute a Receivable separate from a Receivable consisting of the indebtedness and other obligations arising from any other transaction.

“Receivables Pool” means at any time all of the then outstanding Receivables in which the Seller has an interest (and, for avoidance of doubt, shall not include the Excluded Receivables).

“Related Rights” is defined in Section 1.1 of the Purchase and Sale Agreement.

“Related Security” means, with respect to any Receivable:

(i)                                     all of the Seller’s and any Originator’s interest in any goods (including returned goods), and documentation or title evidencing the shipment or storage of any goods (including returned goods), relating to any sale giving rise to such Receivable;

(ii)                                  all other security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all UCC financing statements or similar filings relating thereto; and

(iii)                               all guaranties, indemnities, insurance and other agreements (including the related Contract) or arrangements of whatever character from time to time supporting or securing payment of such Receivable or otherwise relating to such Receivable whether pursuant to the Contract related to such Receivable or otherwise.

“Remaining Maturity” means, for any day, for any Receivable in the Receivables Pool, (i) if such Receivable is a Defaulted Receivable, the number zero, or (ii) otherwise, the lesser of (a) the number of days until such Receivable would become a Defaulted Receivable if it remained unpaid and (b) one hundred fifty (150).

“Requirement of Law” means as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Responsible Officer” means the Chief Executive Officer of the Seller or the Servicer, as the case may be, or the President of the Seller or the Servicer, as the case may be, or, with respect to financial matters, the Chief Financial Officer of Manitowoc, any Vice President-Finance or Treasurer (or an equivalent officer); it being understood, that for purposes of this definition if the Seller or Servicer, as applicable, does not have or no longer has an officer with one of the titles set forth above, a “Responsible Officer” for purposes of this Agreement and the other Transaction Documents shall be the officer or officers of the Seller or Servicer, as applicable, designated to perform the duties of the officers described above.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

“Seller” has the meaning set forth in the preamble to the Agreement.

“Servicer” has the meaning set forth in the preamble to the Agreement.

“Servicer Default” means any of the following:

(a)                                  the Servicer shall fail to make when due any payment or deposit to be made by it under the Agreement or any other Transaction Document and such failure shall continue unremedied for two Business Days; or

(b)                                 Manitowoc (or any Affiliate thereof) shall fail to transfer to any successor Servicer when required any rights, pursuant to the Agreement, which Manitowoc (or such Affiliate) then has as Servicer; or

(c)                                  Any representation or warranty or certification made or deemed made by the Servicer (or any of its officers) under or in connection with the Agreement or any other Transaction Document or any information or report delivered by the Servicer pursuant to the Agreement shall prove to have been incorrect or untrue in any material respect when made or deemed made or delivered; or

(d)                                 The Servicer shall fail to perform or observe any of the covenants set forth in clause (s) (Financial Covenants) of Exhibit IV to the Agreement; or

(e)                                  The Servicer shall fail to perform or observe any other term, covenant or agreement contained in the Agreement or any other Transaction Document on its part to be performed or observed and any such failure shall remain unremedied for thirty (30) days after the Servicer has notice or knowledge thereof (or, with respect to a failure to deliver the Monthly Report pursuant to the Agreement or the daily report pursuant to Section 4.2(b) of the Agreement, such failure shall remain unremedied for two (2) Business Days); or

(f)                                    The Servicer shall fail to pay any principal of or premium or interest on any of its Debt which is outstanding in a principal amount of at least ten million dollars ($10,000,000) in the aggregate when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement, mortgage, indenture or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement, mortgage, indenture or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement, mortgage, indenture or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to repay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

(g)                                 The Servicer shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally as such debts become due, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Servicer seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, receivership, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either (a) such proceeding shall remain undismissed or unstayed for a period of sixty (60) days, or (b) in any such proceeding, there is entered an order for relief against, or there is appointed a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property; or the Servicer shall take any corporate action to authorize any of the actions set forth above in this paragraph (g); or

(h)                                 In the judgment of the Agent, there shall have occurred a material adverse change in (x) the ability of the Servicer to adequately service the Receivables or (y) the ability of the Purchaser to enforce or otherwise realize upon its interest in the Receivables or the Collections.

“Servicing Fee” means the fee referred to in Section 4.6 of the Agreement.

“Servicing Fee Reserve” at any time means the sum of (i) the unpaid Servicing Fee accrued to such time, plus (ii) an amount equal to (a) the aggregate Outstanding Balance of Pool Receivables at the time of computation multiplied by (b) the product of (x) one percent (1%) and (y) a fraction having two (2) times the Days Sales Outstanding as its numerator and three hundred sixty (360) as its denominator.

“Settlement Date” means the second (2nd) Business Day following each Monthly Reporting Date.

“Solvent” means, with respect to any Person at any time, a condition under which:

(i)                                     the fair value and present fair saleable value of such Person’s total assets is, on the date of determination, greater than such Person’s total liabilities (including contingent and unliquidated liabilities) at such time;

(ii)                                  the fair value and present fair saleable value of such Person’s assets is greater than the amount that will be required to pay such Person’s probable liability on its existing debts as they become absolute and matured (“debts,” for this purpose, includes all legal liabilities, whether matured or unmatured, liquidated or unliquidated, absolute, fixed, or contingent);

(iii)                               such Person is and shall continue to be able to pay all of its liabilities as such liabilities mature; and

(iv)                              such Person does not have unreasonably small capital with which to engage in its current and in its anticipated business.

For purposes of this definition:

(A)                              the amount of a Person’s contingent or unliquidated liabilities at any time shall be that amount which, in light of all the facts and circumstances then existing, represents the amount which can reasonably be expected to become an actual or matured liability;

(B)                                the “fair value” of an asset shall be the amount which may be realized within a reasonable time either through collection or sale of such asset at its regular market value;

(C)                                the “regular market value” of an asset shall be the amount which a capable and diligent business person could obtain for such asset from an interested buyer who is willing to Purchase such asset under ordinary selling conditions; and

(D)                               the “present fair saleable value” of an asset means the amount which can be obtained if such asset is sold with reasonable promptness in an arm’s-length transaction in an existing and not theoretical market.

“Spike Factor” means on any Settlement Date (and any subsequent date until the following Settlement Date), the product of (i) the excess, if any, of (a) the highest Dilution Ratio for any Calculation Period during the twelve most recent Calculation Periods over (b) the arithmetic average of the Dilution Ratios for such twelve months, times (ii)(a) the highest Dilution Ratio for any Calculation Period during the twelve most recent Calculation Periods, divided by (b) the arithmetic average of the Dilution Ratios for such twelve months.

“Stated Termination Date” means the then current scheduled termination date of the commitments of the Liquidity Banks under the Purchase Commitment Agreement referred to in the definition of Liquidity Agreement, as such date may be extended from time to time in the sole discretion of the Liquidity Banks.

“Sub-Servicer” shall have the meaning set forth in Section 4.1(d) of the Agreement.

“Subsidiary” means, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person. Unless the context clearly requires otherwise, all references to any Subsidiary means a Subsidiary of Manitowoc.

“Tangible Net Worth” means, with respect to any Person, the net worth of such Person after subtracting therefrom the aggregate amount of such Person’s intangible assets, including, without limitation, goodwill, franchises, licenses, patents, trademarks, trade names, copyrights, service marks and brand names.

“Termination Date” means the earlier of (i) the Business Day which the Seller so designates by notice to the Agent at least thirty (30) days in advance and (ii) the Facility Termination Date.

“Termination Day” means (i) each day on which the conditions set forth in Section 2 of Exhibit II to the Agreement are not satisfied and (ii) each day which occurs on or after the Termination Date.

“Termination Discount” means, on any date, an amount equal to the product of (i) the Investment on such date, times (ii) LIBOR times (iii) one and one-quarter (1.25), times (iv) a fraction having as its numerator the Average Remaining Maturity at such time and three hundred sixty (360) as its denominator.

“Termination Event” has the meaning specified in Exhibit V to the Agreement.

“Termination Fee” means, for any Yield Period, the amount, if any, by which (i) the additional Discount (calculated without taking into account any Termination Fee or any shortened duration of such Yield Period pursuant to clause (iii) of the definition thereof) which would have accrued during such Yield Period on the reductions of Investment of the Participation relating to such Yield Period had such reductions remained as Investment, exceeds (ii) the income, if any, received by the Purchaser from the Purchaser investing the proceeds of such reductions of Investment, as determined by the Agent, which determination shall be binding and conclusive for all purposes, absent manifest error.

“Total Reserve” means (a) the greater of the Total Reserve Percentage and fifteen percent (15%) multiplied by (b) the Net Eligible Pool Balance.

“Total Reserve Percentage” means the greater of (i) the sum of (a) the Loss Reserve Percentage and (b) the Dilution Reserve Percentage or (ii) the sum of (a) the Concentration Component and (b) the Dilution Component.

“Transaction Documents” means the Agreement, the Fee Letter, the Purchase and Sale Agreement, each Company Note, the Lock-Box Agreements, the Collection Account Agreement, the Intercreditor Agreement, the Liquidity Agreement, the Bond Administration Agreement, each Joinder Agreement and all other certificates, instruments, UCC financing statements, reports, notices, agreements and documents executed or delivered under or in connection with the Agreement, in each case as the same may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the Agreement.

“UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction.

“United States Federal Government” means the government of the United States of America, and any body or entity exercising executive, legislative, judicial, regulatory or administrative functions of the government of the United States of America. For avoidance of doubt, this definition includes, without limitation, agencies of the government of the United States of America that are subject to the Federal Assignment of Claims Act.

“Unmatured Purchase and Sale Termination Event” means any event which, with the giving of notice or lapse of time, or both, would become a Purchase and Sale Termination Event.

“Unmatured Termination Event” means an event which, with the giving of notice or lapse of time, or both, would constitute a Termination Event.

“Utilization Fee” has the meaning set forth in the Fee Letter.

“Utilization Fee Rate” has the meaning set forth in the Fee Letter.

“Variable Dilution” means any Dilution other than Contractual Dilution.

“Yield Period” means, with respect to each Portion of Investment:

(a)                                  initially the period commencing on the date of any purchase pursuant to Section 1.2 of the Agreement and ending such number of days as the Agent shall select (subject to the proviso set forth in the fourth sentence of Section 1.2(a) of the Agreement), up to ninety (90) days after such date; and

(b)                                 thereafter each period commencing on the last day of the immediately preceding Yield Period for such Portion of Investment and ending such number of days (not to exceed ninety (90) days) as the Agent (subject to the proviso set forth in the fourth sentence of Section 1.2(a) of the Agreement) shall select; provided, that

(i)                                     any Yield Period (other than of one day) which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day;

(ii)                                  in the case of any Yield Period of one day, (A) if such Yield Period is the initial Yield Period for a purchase pursuant to Section 1.2 of the Agreement, such Yield Period shall be the day of such purchase; (B) any subsequently occurring Yield Period which is one day shall, if the immediately preceding Yield Period is more than one day, be the last day of such immediately preceding Yield Period, and, if the immediately preceding Yield Period is one day, be the day next following such immediately preceding Yield Period; and (C) if such Yield Period occurs on a day immediately preceding a day which is not a Business Day, such Yield Period shall be extended to the next succeeding Business Day; and

(iii)                               in the case of any Yield Period for any Portion of  Investment which commences before the Termination Date and would otherwise end on a date occurring after the Termination Date, such Yield Period shall end on such Termination Date and the duration of each Yield Period which commences on or after the Termination Date shall be of such duration as shall be selected by the Agent.

Other Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9. Unless the context otherwise requires, “or” means “and/or,” and “including” (and with correlative meaning “include” and “includes”) means including without limiting the generality of any description preceding such term.

EXHIBIT II

CONDITIONS OF PURCHASES

1.                                       Conditions Precedent to Initial Purchase. The initial purchase under the Agreement is subject to the conditions precedent that the Agent shall have received on or before the date of such purchase the following, each in form and substance (including the date thereof) satisfactory to the Agent:

(a)                                  Counterparts of the Agreement, the Fee Letter and the other Transaction Documents, signed by the parties thereto.

(b)                                 Certified copies of (i) the resolutions of the Board of Directors of each of the Seller, the Servicer and the Originators authorizing the execution, delivery, and performance by the Seller, the Servicer and the Originators of the Transaction Documents to which they are a party, (ii) all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and the other Transaction Documents and (iii) the certificate of incorporation and by-laws (or other constituent documents) of the Seller, the Servicer and the Originators.

(c)                                  A certificate of the Secretary or Assistant Secretary of each of the Seller, the Servicer and the Originators certifying the names and true signatures of its officers authorized to sign the Agreement and the other Transaction Documents to which it is a party. Until the Agent receives a subsequent incumbency certificate from the Seller, the Servicer and the Originators in form and substance satisfactory to the Agent, the Agent shall be entitled to rely on the last such certificate delivered to it by the Seller, the Servicer and the Originators, as the case may be.

(d)                                 UCC financing statements, duly filed on or before the date of such initial purchase under the UCC of all jurisdictions that the Agent may deem necessary or desirable in order to perfect the interests of the Purchaser contemplated by the Agreement and other Transaction Documents.

(e)                                  UCC financing statements, if any, necessary to release or assign to the Purchaser all security interests and other rights of any Person in the Receivables (other than Excluded Receivables), Contracts or Related Security previously granted by the Seller or any Originator.

(f)                                    Completed UCC requests for information, dated on or before the date of such initial purchase, listing all effective financing statements filed in the jurisdictions referred to in subsection (e) above that name the Seller or any Originator as debtor, together with copies of such other financing statements (none of which shall cover any Receivables, Contracts or Related Security), and similar search reports with respect to federal tax liens and liens of the Pension Benefit Guaranty Corporation in such jurisdictions as the Agent may request, showing no such liens on any of the Receivables, Contracts or Related Security.

(g)                                 Copies of executed (i) Lock-Box Agreements with the Lock-Box Banks and (ii) the Collection Account Agreement with the Collection Account Bank.

(h)                                 Favorable opinions of Quarles & Brady LLP, in form and substance acceptable to the Agent, as to corporate, enforceability, UCC and such other matters (including absence of conflict with the Credit Agreement) as the Agent may reasonably request.

(i)                                     Favorable opinions of Quarles & Brady LLP, in form and substance acceptable to the Agent, as to true sale and non-consolidation matters.

(j)                                     A pro-forma Monthly Report.

(k)                                  Evidence (i) of the execution and delivery by each of the parties thereto of the Purchase and Sale Agreement and all documents, certificates (including, if applicable, the certificate referred to in Section 4.1(i) of the Purchase and Sale Agreement), agreements and instruments contemplated thereby (which evidence shall include copies, either original or facsimile, of each of such certificates (including the certificate referred to in Section 4.1(i) of the Purchase and Sale Agreement), documents, instruments and agreements), (ii) that each of the conditions precedent to the execution and delivery of the Purchase and Sale Agreement has been satisfied to the Agent’s satisfaction, and (iii) that the initial purchases under the Purchase and Sale Agreement have been consummated.

(l)                                     Evidence of payment by the Seller of all accrued and unpaid fees (including the “Structuring Fee” contemplated by the Fee Letter), costs and expenses to the extent then due and payable on the date thereof, together with Attorney Costs of the Agent to the extent invoiced prior to or on such date, plus such additional amounts of Attorney Costs as shall constitute the Agent’s reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings; including any such costs, fees and expenses arising under or referenced in Section 5.4.

(m)                               Good standing certificates with respect to the Seller, the Originators and the Servicer issued by the Secretaries of State (or comparable office) of the States of such Person’s organization.

(n)                                 In the event that any lender, purchaser or agent under any debt or purchase facility to which an Originator or the Servicer is a party must consent to the execution, delivery or performance of the Transaction Documents by such Originator or the Servicer, or to the consummation of any of the transactions contemplated thereby, evidence that such consent has been obtained.

(o)                                 Internal credit approval of NORD/LB with respect to the transactions contemplated hereby.

(p)                                 Confirmation from the Rating Agencies to the effect that the Purchaser’s entry into this Agreement will not result in a reduction of the ratings of such Notes.

(q)                                 Such other approvals, opinions or documents as the Agent may reasonably request.

In addition, the initial purchase under the Agreement is subject to the condition precedent that the Agent shall be satisfied with its due diligence with respect to the Seller, the Servicer and the Originators.

2.                                       Conditions Precedent to All Payments. Each Payment shall be subject to the further conditions precedent that:

(a)                                  in the case of each Payment (other than (1) the initial Payment under the Agreement and (2) a Payment out of Collections pursuant to Section 1.4(b)(ii) and (iii) of the Agreement), the Agent shall have received, by the time of such Payment, in form and substance satisfactory to the Agent, (x) a completed Monthly Report with respect to the period ending on the close of business on the Business Day immediately preceding the date of the applicable notice pursuant to Section 1.2(a) of the Agreement and a completed Monthly Report with respect to the calendar month ended immediately prior to the date of such Payment, and (y) all other reports and information required to be delivered under this Agreement by the Seller or the Servicer; and

(b)                                 on the date of such Payment the following statements shall be true (and acceptance of the proceeds of such Payment shall be deemed a representation and warranty by the Seller that such statements are then true):

(i)                                     the representations and warranties contained in Exhibit III and Exhibit VI to the Agreement are true and correct on and as of the date of such Payment as though made on and as of such date;

(ii)                                  each of the Originators, the Servicer and the Seller shall have performed and observed all terms, covenants and agreements contained in this Agreement or any other Transaction Document on its part to be performed or observed;

(iii)                               without limiting the foregoing, no event has occurred and is continuing, or would result from such Payment or from the application of proceeds therefrom, that constitutes a Termination Event or an Unmatured Termination Event;

(iv)                              without limiting the foregoing, the Participation shall not exceed one hundred percent (100%);

(v)                                 without limiting the foregoing, the Internal Revenue Service shall not have filed notice of a lien pursuant to Section 6323 of the Internal Revenue Code with regard to any asset of the Seller or any Originator, and the Pension Benefit Guaranty Corporation shall not have filed notice of a lien pursuant to Section 4068 of ERISA with regard to any assets of the Seller or any Originator, unless, in either case, such lien shall have been released prior to the date of such Payment;

(vi)                              the Facility Termination Date shall not have occurred; and

(vii)                           after giving effect to such Payment, the aggregate outstanding Investment shall not exceed the Purchase Limit.

EXHIBIT III

REPRESENTATIONS AND WARRANTIES

1.                                       Representations and Warranties of the Seller. The Seller represents and warrants as follows:

(a)                                  The Seller is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Nevada, and is duly qualified to do business, and is in good standing, as a foreign limited liability company in every jurisdiction where the nature of its business requires it to be so qualified if any failure to be so qualified would be reasonably likely to have a Material Adverse Effect.

(b)                                 The execution, delivery and performance by the Seller of the Agreement and the other Transaction Documents to which it is a party, including the Seller’s use of the proceeds of purchases and reinvestments, (i) are within the Seller’s limited liability company powers, (ii) have been duly authorized by all necessary limited liability company action on the part of the Seller, (iii) do not contravene or result in a default under or conflict with (1) the Seller’s articles of organization or limited liability company agreement, (2) any law, rule or regulation applicable to the Seller, (3) any contractual restriction binding on or affecting the Seller or its property or (4) any order, writ, judgment, award, injunction or decree binding on or affecting the Seller or its property unless, in each case,  such contravention, default or conflict could not reasonably be expected to have a Material Adverse Effect, and (iv) do not result in or require the creation of any Adverse Claim upon or with respect to any of its properties. The Agreement and the other Transaction Documents to which it is a party have been duly executed and delivered by the Seller.

(c)                                  No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or other Person is required for the due execution, delivery and performance by the Seller of the Agreement or any other Transaction Document to which it is a party other than those previously obtained or UCC filings.

(d)                                 Each of the Agreement and the other Transaction Documents to which it is a party constitutes the legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(e)                                  The Seller is the legal and beneficial owner of the Receivables purporting to be in the Receivables Pool and all Related Security with respect thereto, free and clear of any Adverse Claim; upon each purchase or reinvestment under the Agreement, the Purchaser shall acquire a valid and enforceable perfected undivided percentage ownership interest, to the extent of the Participation, in each Pool Receivable then existing or thereafter arising, and in the Related Security and Collections and other proceeds with respect thereto, free and clear of any Adverse Claim; the Agreement creates a security interest in favor of the Purchaser in the items described in Section 1.2(d) of the Agreement, and the Purchaser has a first priority perfected security

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interest in such items, free and clear of any Adverse Claims. No effective financing statement or other instrument similar in effect covering any Contract or any Pool Receivable or the Related Security or Collections with respect thereto or any Lock-Box Account is on file in any recording office, except those filed in favor of the Seller and the Purchaser pursuant to this Agreement and the other Transaction Documents (and those relating to security interests that will be terminated or released on or prior to the Closing Date).

(f)                                    Each Monthly Report, information, exhibit, financial statement, document, book, record or report furnished or to be furnished at any time by or on behalf of the Seller to the Agent or the Purchaser in connection with the Agreement is or will be accurate in all material respects as of its date or as of the date so furnished, and no such item contains or will contain any untrue statement of a material fact.

(g)                                 The principal place of business and chief executive office (as such terms are used in the UCC) of the Seller and the office where the Seller keeps its records concerning the Receivables are located at the address referred to in Section 1(b) of Exhibit IV.

(h)                                 The names and addresses of all the Lock-Box Banks, together with the account numbers of the Lock-Box Accounts at such Lock-Box Banks and any lock-boxes or post office boxes relating to such Lock-Box Accounts, are specified in Schedule II to the Agreement (except as otherwise consented by the Agent in accordance with clause (i) of Exhibit IV to the Agreement) and all such Lock-Box Accounts, lock-boxes and post office boxes are subject to Lock-Box Agreements. All Obligors have been directed to make all payments with respect to each Contract to such a Lock-Box Account or to such a lock-box or post office box.

(i)                                     The Seller is not in violation of any law, rule or regulation or of any order of any court, arbitrator or Governmental Authority that could be reasonably be expected to have a Material Adverse Effect.

(j)                                     No proceeds of any purchase or reinvestment will be used by the Seller for any purpose that violates any applicable law, rule or regulation, including, without limitation, Regulations T, U or X of the Federal Reserve Board.

(k)                                  Each Receivable included in the calculation of the Net Eligible Pool Balance is an Eligible Receivable as of the date of such calculation.

(l)                                     No event has occurred and is continuing, or would result from a purchase in respect of, or reinvestment in respect of, the Participation or from the application of the proceeds therefrom, which constitutes a Termination Event or an Unmatured Termination Event.

(m)                               The Seller has complied in all material respects with the Credit and Collection Policy with regard to each Pool Receivable.

(n)                                 The Seller has complied with all of the terms, covenants and agreements contained in the Agreement and the other Transaction Documents.

(o)                                 The Seller’s complete corporate name is set forth in the preamble to the Agreement, and the Seller does not use and has not during the last six years used any other

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corporate name, trade name, doing-business name or fictitious name, and except for names first used after the date of the Agreement and set forth in a notice delivered to the Agent pursuant to Section 1(l)(vii) of Exhibit IV.

(p)                                 The Seller has filed or caused to be filed all U.S. federal income tax returns and all other returns, statements, forms and reports for taxes, domestic or foreign, required to be filed by it and has paid all taxes payable by it which have become due or any assessments made against it or any of its Property and all other taxes, fees or other charges imposed on it or any of its Property by any Governmental Authority (other than those the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with generally accepted accounting principles have been provided on the books of the Seller).

(q)                                 The Seller is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(r)                                    The consolidated balance sheet of Manitowoc as at December 31, 2005, a copy of which has been furnished to the Agent, fairly presents the financial condition of Manitowoc in all material respects, as at such date, and since the date of such balance sheet, there has been no material adverse change in the financial condition of the Seller or Manitowoc or the ability of the Seller or any Originator to perform their material obligations under the Agreement or the other Transaction Documents to which it is a party or the collectibility of the Pool Receivables, or which affects the legality, validity or enforceability of the Agreement or the other Transaction Documents.

(s)                                  There is no pending action, suit or proceeding and, to the Seller’s knowledge, no threatened action, suit or proceeding, affecting the Seller, the Servicer or any Originator before any Governmental Authority or arbitrator which could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or which questions the validity of any of the transactions contemplated by any Transaction Document.

(t)                                    The facts and assumptions relating to the Seller set forth in the opinions rendered by Quarles & Brady LLP pursuant to Exhibit II to the Agreement and relating to true sale and non-consolidation matters, and in the officer’s certificates referred to in such opinions, are true and correct in all material respects.

(u)                                 The Seller’s federal tax identification number is 20-3841459.

(v)                                 The Seller is not in default under any of its contractual obligations.

2.                                       Representations and Warranties of the Servicer. The Servicer represents and warrants as follows:

(a)                                  The Servicer is a corporation duly incorporated, validly existing and in active status under the laws of the State of Wisconsin and is duly qualified to do business, and is in good standing, as a foreign corporation in every jurisdiction where the nature of its business requires it to be so qualified unless any failure to be so qualified would not have a Material Adverse Effect.

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(b)                                 The execution, delivery and performance by the Servicer of the Agreement and the other Transaction Documents to which it is a party, (i) are within the Servicer’s corporate powers, (ii) have been duly authorized by all necessary corporate action on the part of the Servicer, (iii) do not contravene or result in a default under or conflict with (1) the Servicer’s charter or by-laws, (2) any law, rule or regulation applicable to the Servicer, (3) any contractual restriction binding on or affecting the Servicer or its property or (4) any order, writ, judgment, award, injunction or decree binding on or affecting the Servicer or its property, unless in each case such continuation, default or conflict could not reasonably be expected to have a Material Adverse Effect, and (iv) with respect to the Servicer, do not result in or require the creation of any Adverse Claim upon or with respect to any of its properties. Without limiting the foregoing, the transactions contemplated by the Transaction Documents constitute a “Permitted Securitization” (as that term is defined in the Credit Agreement). The Agreement and the other Transaction Documents to which it is a party have been duly executed and delivered by the Servicer.

(c)                                  No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or other Person is required for the due execution, delivery and performance by the Servicer of the Agreement or any other Transaction Document to which it is a party, other than those previously obtained.

(d)                                 Each of the Agreement and the other Transaction Documents to which it is a party constitutes the legal, valid and binding obligation of the Servicer enforceable against the Servicer in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditor’s rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(e)                                  The consolidated balance sheets of the Servicer and its subsidiaries as at December 31, 2005, a copy of which has been furnished to the Agent, fairly presents the financial condition of the Servicer and its subsidiaries in all material respects, as at such date, and since December 31, 2005, no event has occurred that has had, or could be reasonably expected to have, a Material Adverse Effect.

(f)                                    There is no pending action or proceeding and, to the Servicer’s knowledge, no threatened action or proceeding, affecting the Servicer before any Governmental Authority or arbitrator which could reasonably be expected to have a Material Adverse Effect.

(g)                                 The Servicer has complied in all material respects with the Credit and Collection Policy with regard to each Pool Receivable.

(h)                                 Each Monthly Report, information, exhibit, financial statement, document, book, record or report furnished or to be furnished at any time by or on behalf of the Servicer to the Agent in connection with the Agreement is or will be accurate in all material respects as of its date or (except as otherwise disclosed to the Agent at such time) as of the date so furnished, and no such item contains or will contain any untrue statement of a material fact.

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(i)                                     The Servicer is not in violation of any law, rule or regulation or of any order of any court, arbitrator or Governmental Authority that could reasonably be expected to have a Material Adverse Effect.

(j)                                     Each Receivable included in the calculation of the Net Eligible Pool Balance is an Eligible Receivable as of the date of such calculation.

(k)                                  No event has occurred and is continuing, or would result from a Payment in or from the application of proceeds therefrom, which constitutes a Termination Event or an Unmatured Termination Event.

(l)                                     The Seller is the legal and beneficial owner of the Receivables purporting to be in the Receivables Pool and all Related Security with respect thereto, free and clear of any Adverse Claim; upon each purchase or reinvestment under the Agreement, the Purchaser shall acquire a valid and enforceable perfected undivided percentage ownership interest, to the extent of the Participation, in each Pool Receivable then existing or thereafter arising, and in the Related Security and Collections and other proceeds with respect thereto, free and clear of any Adverse Claim; the Agreement creates a security interest in favor of the Purchaser in the items described in Section 1.2(d) of the Agreement, and the Purchaser has a first priority perfected security interest in such items, free and clear of any Adverse Claims. No effective financing statement or other instrument similar in effect covering any Contract or any Pool Receivable or the Related Security or Collections with respect thereto or any Lock-Box Account is on file in any recording office, except those filed in favor of the Seller and the Purchaser pursuant to this Agreement and the other Transaction Documents (and those relating to security interests that will be terminated or released on or prior to the Closing Date).

(m)                               The names and addresses of all the Lock-Box Banks, together with the account numbers of the Lock-Box Accounts at such Lock-Box Banks and the numbers of any lock-boxes or post office boxes relating to such Lock-Box Accounts, are specified in Schedule II to the Agreement (except as otherwise consented by the Agent in accordance with clause (i) of Exhibit IV to the Agreement) and all such Lock-Box Accounts and all such lock-boxes and post office boxes are subject to Lock-Box Agreements. All Obligors have been directed to make all payments with respect to each Contract to such a Lock-Box Account or to such a lock-box or post office box.

(n)                                 The Servicer has filed or caused to be filed all U.S. federal income tax returns and all other returns, statements, forms and reports for taxes, domestic or foreign, required to be filed by it and has paid all taxes payable by it which have become due or any assessments made against it or any of its Property and all other taxes, fees or other charges imposed on it or any of its Property by any Governmental Authority other than: (i) those the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Servicer; and (ii) in the case of taxes (“designated taxes”) other than income or similar taxes, if the failure to pay such designated taxes could not reasonably be expected to result in a Material Adverse Effect.

(o)                                 The facts and assumptions relating to the Servicer set forth in the opinions rendered by Quarles & Brady LLP pursuant to Exhibit II to the Agreement and relating to true

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sale and non-consolidation matters, and in the officer’s certificates referred to in such opinions, are true and correct.

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EXHIBIT IV

COVENANTS

Covenants of the Seller and the Servicer. Until the Final Payout Date:

(a)                                  Compliance with Laws, Etc. Each of the Seller and the Servicer shall comply in all material respects with all applicable laws, rules, regulations and orders, and preserve and maintain its company or corporate existence, rights, franchises, qualifications, and privileges except to the extent that the failure so to comply with such laws, rules and regulations or the failure so to preserve and maintain such existence, rights, franchises, qualifications, and privileges would not adversely affect the collectibility of the Receivables or the enforceability of any related Contract or materially adversely affect the ability of the Seller or the Servicer to perform its obligations under any related Contract or under the Agreement or any other Transaction Document.

(b)                                 Offices, Records and Books of Account, Etc. The Seller (i) shall keep its principal place of business and chief executive office (as such terms are used in the UCC) and the office where it keeps its records concerning the Receivables at the address of the Seller set forth under its name on Schedule I to the Agreement or, upon at least thirty (30) days’ prior written notice of a proposed change to the Agent, at any other locations in jurisdictions where all actions reasonably requested by the Agent to protect and perfect the interest of the Purchaser in the Receivables and related items (including without limitation the items described in Section 1.2(d)) of the Agreement have been taken and completed and (ii) shall provide the Agent with at least sixty (60) days’ written notice prior to making any change in (A) the Seller’s name or making any other change in the Seller’s identity or company structure (including a merger) or (B) the Seller’s jurisdiction of formation; each notice to the Agent pursuant to this sentence shall set forth the applicable change and the effective date thereof. The Seller or the Servicer on its behalf also will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the collection of all Receivables in the ordinary course of business (including, without limitation, records adequate to permit the daily identification of each Receivable and all Collections of and adjustments to each Receivable). Without limiting the foregoing, the Servicer shall maintain adequate computer and other systems in order to service the Receivables.

(c)                                  Performance and Compliance with Contracts and Credit and Collection Policy. Each of the Seller and the Servicer shall, at its expense, timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables, and timely and fully comply in all material respects with the Credit and Collection Policy with regard to each Receivable and the related Contract.

(d)                                 Ownership Interest, Etc. The Seller shall, at its expense, take all action necessary or desirable to establish and maintain a valid and enforceable undivided ownership interest, to the extent of the Participation, in the Pool Receivables and the Related Security and Collections and other proceeds with respect thereto, and a first priority perfected security interest in the items described in Section 1.2(d) of the Agreement, in each case free and clear of any Adverse Claim, in favor of the Purchaser, including, without limitation, taking such action to perfect, protect or more fully evidence the interest of the Purchaser under the Agreement as the Purchaser, through the Agent, may request.

(e)                                  Sales, Liens, Etc. Except for retransfers of Pool Receivables to the Originators in accordance with the Purchase and Sale Agreement, neither the Seller nor the Servicer shall sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to, any or all of its right, title or interest in, to or under, any item described in Section 1.2(d) of the Agreement (including without limitation the Seller’s undivided interest in any Pool Receivable, Related Security, or Collections, or upon or with respect to any account to which any Collections of any Receivables are sent), or assign any right to receive income in respect of any items contemplated by this paragraph (e).

(f)                                    Extension or Amendment of Receivables. Except as provided in the Agreement and the Credit and Collection Policy, neither the Seller nor the Servicer shall extend the maturity or adjust the Outstanding Balance or otherwise modify the terms of any Pool Receivable in any material respect, or amend, modify or waive in any material respect any term or condition of any related Contract.

(g)                                 Change in Business or Credit and Collection Policy. Neither the Seller nor the Servicer shall make any material change in the character of its business, or make any change in the Credit and Collection Policy that would adversely affect the collectibility of the Receivables Pool or the enforceability of any related Contract or materially adversely affect the ability of the Seller or Servicer to perform its obligations under any related Contract or under the Agreement. Neither the Seller nor the Servicer shall make any material change in the Credit and Collection Policy without the prior written consent of the Agent.

(h)                                 Audits. Each of the Seller and the Servicer shall, at the Seller’s or Servicer’s expense, as applicable, at any time and from time to time (but, so long as no Termination Event or Unmatured Termination Event has occurred and is continuing, not more than once during any calendar year relating to the Crane Business of the Originators and not more than once during any calendar year relating to the Foodservice Business of the Originators), during regular business hours, upon reasonable advance notice as requested by the Agent, permit the Agent, or its agents or representatives, (i) to examine and make copies of and abstracts from all books, records and documents (including, without limitation, computer tapes and disks) in the possession or under the control of the Seller or the Servicer relating to Receivables and the Related Security, including, without limitation, the related Contracts and (ii) to visit the offices and properties of the Seller and the Servicer for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to Receivables and the Related Security or the Seller’s or Servicer’s performance hereunder or under the Contracts with any of the officers, employees, agents or contractors of the Seller or the Servicer having knowledge of such matters.

(i)                                     Change in Lock-Box Banks, Lock-Box Accounts and Payment Instructions to Obligors. Neither the Seller nor the Servicer shall add or terminate any bank as a Lock-Box Bank or any account as a Lock-Box Account from those listed in Schedule II to the Agreement, or make any change in its instructions to Obligors regarding payments to be made to the Seller or the Servicer or payments to be made to any Lock-Box Account (or related lock-box or post office box), unless the Agent shall have consented thereto in writing and the Agent shall have received copies of all agreements and documents (including without limitation Lock-Box Agreements) that it may request in connection therewith.

(j)                                     Lock-Box Accounts; Lock-Boxes; Post Office Boxes. The Seller or the Servicer shall: (i) instruct all Obligors of Pool Receivables to make payments of Receivables only to one or more Lock-Box Accounts subject to Lock-Box Agreements or to lock-boxes or post office boxes subject to Lock-Box Agreements to which only Lock-Box Banks have access (and shall instruct the Lock-Box Banks to cause all items and amounts relating to such Receivables received in such lock-boxes or post office boxes to be removed and deposited into such Lock-Box Account on a daily basis); and (ii)  deposit, or cause to be deposited, any Collections of Pool Receivables received by the Seller or the Servicer into Lock-Box Accounts subject to Lock-Box Agreements not later than one Business Day (or, in the case of amounts received by the Seller or Servicer after 3:00 p.m. on any Business Day, the second Business Day following such receipt) after receipt thereof. Neither the Seller nor the Servicer will deposit or otherwise credit, or cause or permit to be so deposited or credited, to any Lock-Box Account cash or cash proceeds other than Collections of Pool Receivables, unless each holder of a Lien or ownership interest in such cash or cash proceeds is a party to the Intercreditor Agreement.

(k)                                  Marking of Records. At its expense, the Seller (or the Servicer on its behalf) shall mark its master data processing records relating to Pool Receivables and related Contracts, with a legend or other notation evidencing that the undivided percentage ownership interests with regard to the Participation related to such Receivables and related Contracts have been sold in accordance with the Agreement.

(l)                                     Reporting Requirements. The Seller or the Servicer shall provide to the Agent (in multiple copies, if requested by the Agent) the following:

(i)                                     as soon as available and in any event within sixty (60) days after the end of the first three quarters of each fiscal year of the Seller and Manitowoc (separately for each), consolidated balance sheets of the Seller and Manitowoc, respectively, and (in the case of Manitowoc) its subsidiaries as of the end of such quarter and statements of operations, cash flows and shareholders’ equity of the Seller and Manitowoc, respectively, and (in the case of Manitowoc) its subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified by the chief financial officer of the Seller and Manitowoc as applicable, which certificate shall state that said consolidated financial statements fairly present the consolidated financial condition, results or operations and cash flows of such Person in accordance with GAAP, as of the end of, and for, such period (subject to normal year-end audit adjustments), as applicable;

(ii)                                  as soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of the Seller and Manitowoc (separately for each), consolidated statements of operations, cash flows and stockholder’ equity of Seller and Manitowoc, respectively, and (in the case of Manitowoc) its subsidiaries for such year and the related consolidated balance sheets of Seller and Manitowoc, respectively, and (in the case of Manitowoc) its subsidiaries as at the end of such year, accompanied by an opinion of independent certified public accountants of recognized national standing, which opinion shall state that said consolidated financial statements fairly present the consolidated financial conditions, results or operations and cash flows of Seller and Manitowoc as applicable and (in the case of Manitowoc) its subsidiaries as at the end of, and for, such fiscal year in accordance with GAAP;

(iii)                               on each Monday of each calendar week (or if such day is not a Business Day, the next succeeding Business Day), a report, substantially in the form of the Monthly Report described in the next paragraph, summarizing the Receivables activity pertinent to the transactions contemplated by the Transaction Documents since the last such report;

(iv)                              as soon as available and in any event not later than the Monthly Reporting Date, a Monthly Report as of the calendar month ended immediately prior to such Monthly Reporting Date;

(v)                                 as soon as possible and in any event within two Business Days after an officer of the Seller or the Servicer obtains knowledge of the occurrence of a Termination Event or Unmatured Termination Event, a statement of a Responsible Officer of the Seller or the Servicer setting forth details of such Termination Event or event and the action that the Seller or the Servicer has taken and proposes to take with respect thereto;

(vi)                              promptly after the filing or receiving thereof, copies of all reports and notices that the Seller or any Affiliate files under ERISA with the Internal Revenue Service or the Pension Benefit Guaranty Corporation or the U.S. Department of Labor or that the Seller or any Affiliate receives from any of the foregoing or from any multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) to which the Seller or any Affiliate is or was, within the preceding five years, a contributing employer;

(vii)                           at least sixty (60) days prior to any change in the Seller’s name, jurisdiction of formation or any other change requiring the amendment of a UCC financing statement in order to maintain the perfection of a security interest, a notice setting forth such changes and the effective date thereof;

(viii)                        such other information respecting the Receivables or the condition or operations, financial or otherwise, of the Seller, the Servicer or any of their respective Affiliates as the Agent may from time to time reasonably request;

(ix)                                promptly after a Responsible Officer of the Seller or the Servicer obtains notice or knowledge thereof, notice of any litigation, investigation or proceeding which would be reasonably expected to have a material adverse effect on the business, operations, assets, financial condition or other condition of the Seller, any Originator or the Servicer; and

(x)                                   promptly after a Responsible Officer of the Seller or the Servicer obtains notice or knowledge thereof, notice of a material adverse change in the business, operations, assets, financial condition or other condition of the Seller, any Originator or the Servicer.

(m)                               Separate Existence. Each of the Seller and the Servicer hereby acknowledges that Purchaser and the Agent are entering into the transactions contemplated by the Agreement and the Transaction Documents in reliance upon the Seller’s identity as a legal entity separate from Servicer, Manitowoc and the Originators. Therefore, from and after the date hereof, the Seller and the Servicer shall take all reasonable steps to continue the Seller’s identity as a separate legal entity and to make it apparent to third Persons that the Seller is an entity with assets and liabilities distinct from those of the Servicer, Manitowoc, the Originators and any other Person, and is not a division of the Servicer, Manitowoc or the Originators or any other Person. Without limiting the generality of the foregoing and in addition to and consistent with the covenant set forth in paragraph (a) of this Exhibit IV, the Seller and the Servicer shall take such actions as shall be required in order that:

(i)                                     The Seller will be a limited purpose limited liability company whose sole activities are restricted in its articles of organization to purchasing Receivables from the Originators, entering into agreements for the servicing of such Receivables, selling undivided interests in such Receivables and conducting such other activities as it deems necessary or appropriate to carry out its primary purpose;

(ii)                                  Not less than one member of the Seller’s Board of Directors (the “Independent Director”) shall be individuals (A) who are not (except as members of the Seller’s Board of Directors) direct, indirect or beneficial stockholders, officers, directors, employees, affiliates, associates, customers or suppliers of the Seller, the Servicer or any Originator or any of their respective Affiliates and (B) who are acceptable to the Agent. The Seller’s Board of Directors shall not approve, or take any other action to cause the commencement of a voluntary case or other proceeding with respect to the Seller under any applicable bankruptcy, insolvency, reorganization, debt arrangement, dissolution or other similar law, or the appointment of or taking possession by, a receiver, liquidator, assignee, trustee, custodian, or other similar official for the Seller unless in each case the Independent Director shall approve the taking of such action in writing prior to the taking of such action. The Independent Director’s fiduciary duty shall be to the Seller (and its creditors) and not to the Seller’s members in respect of any decision of the type described in the preceding sentence. In the event an Independent Director resigns or otherwise ceases to be a director of the Seller, there shall be selected a replacement Independent Director (A) who shall not be an individual within the proscriptions of the first sentence of this clause (ii) or any individual who has any other type of professional relationship with the Seller, the Servicer or any Originator or any of their respective Affiliates or any management personnel of any such Person or Affiliate and who shall be (x) a tenured professor at a business or law school, (y) a retired judge or (z) an established independent member of the business community, having a sound reputation and experience relative to the duties to be performed by such individual as an Independent Director and (B) who shall be acceptable to the Agent;

(iii)                               No Independent Director shall at any time serve as a trustee in bankruptcy for any Originator or any Affiliate thereof;

(iv)                              Any employee, consultant or agent of the Seller will be compensated from the Seller’s own bank accounts for services provided to the Seller except as provided herein in respect of the Servicing Fee. The Seller will engage no agents other than a servicer for the Receivables, which servicer will be fully compensated for its services to the Seller by payment of the Servicing Fee;

(v)                                 The Seller will not incur any material indirect or overhead expenses for items shared between the Seller and the Originators or any Affiliate thereof which are not reflected in the Servicing Fee or otherwise appropriately allocated between such Persons based on usage in accordance with the next sentence. To the extent, if any, that the Seller and the Originators or any Affiliate thereof share items of expenses not reflected in the Servicing Fee, such as legal, auditing and other professional services, such expenses will be allocated to the extent practical on the basis of actual use or the value of services rendered, and otherwise on a basis reasonably related to the actual use or the value of services rendered, it being understood that Manitowoc shall pay all expenses relating to the preparation, negotiation, execution and delivery of the Transaction Documents, including, without limitation, legal and other fees;

(vi)                              The Seller’s operating expenses will not be paid by any Originator or any Affiliate thereof unless the Seller shall have agreed in writing with such Person promptly to reimburse such Person for any such payments;

(vii)                           The Seller will have its own separate mailing address and stationery;

(viii)                        The Seller’s books and records will be maintained separately from those of Servicer, Manitowoc and the Originators or any respective Affiliate thereof;

(ix)                                Any financial statements of the Servicer, Manitowoc, any Originator or any respective Affiliate thereof which are consolidated to include the Seller will contain detailed notes clearly stating that the Seller is a separate corporate entity and has sold ownership interests in the Seller’s accounts receivable;

(x)                                   The Seller’s assets will be maintained in a manner that identifies and segregates them from those of the Servicer, Manitowoc, the Originators and any of their respective Affiliates;

(xi)                                The Seller will strictly observe limited liability company formalities in its dealings with the Servicer, Manitowoc, the Originators and any respective Affiliate thereof, and funds or other assets of the Seller will not be commingled with those of the Servicer, Manitowoc, the Originators or any respective Affiliate thereof. The Seller shall not maintain joint bank accounts or other depository accounts to which Servicer, Manitowoc, the Originators or any respective Affiliate thereof (other than Manitowoc in its capacity as Servicer) has independent access. None of the Seller’s funds will at any time be pooled with any funds of the Servicer, Manitowoc, the Originators or any respective Affiliate thereof;

(xii)                             The Seller shall pay to the Originators the marginal increase (or, in the absence of such increase, the market amount of its portion) of the premium payable with respect to any insurance policy that covers the Seller and any Affiliate thereof, but the Seller shall not, directly or indirectly, be named or enter into an agreement to be named, as a direct or contingent beneficiary or loss payee, under any such insurance policy, with respect to any amounts payable due to occurrences or events related to the Servicer, Manitowoc, the Originators or any respective Affiliate thereof; and

(xiii)                          The Seller will maintain arm’s length relationships with Servicer, Manitowoc, the Originators and any respective Affiliate thereof and, except as contemplated by the Transaction Documents, will have no other dealings, contractual, financial or otherwise, among themselves. Any Originator or any Affiliate thereof that renders or otherwise furnishes services to the Seller will be compensated by the Seller at market rates for such services. Neither the Seller nor any Originator or any Affiliate thereof will be or will hold itself out to be responsible for the debts of the other or the decisions or actions respecting the daily business and affairs of the other.

The Seller shall cause the facts and assumptions relating to the Seller, and the Servicer shall cause the facts and assumptions relating to the Servicer, in each case set forth in the opinions rendered by Quarles & Brady LLP pursuant to Exhibit II to the Agreement and relating to true sale and non-consolidation matters, and in the officer’s certificates referred to in such opinions, to remain true and correct in all material respects at all times.

(n)                                 Mergers, Acquisitions, Sales, etc.

(i)                                     The Seller shall not:

(A)                              be a party to any merger or consolidation, or directly or indirectly purchase or otherwise acquire, whether in one or a series of transactions, all or substantially all of the assets or any stock of any class of, or any partnership or joint venture interest or equity interest in, any other Person, or sell, transfer, assign, convey or lease any of its property and assets (including, without limitation, any Pool Receivable or any interest therein) other than pursuant to this Agreement;

(B)                                acquire Receivables from any Person other than an Originator (and all such Receivables shall be acquired pursuant to the Purchase and Sale Agreement);

(C)                                make, incur or suffer to exist an investment in, equity contribution to, loan, credit or advance to, or payment obligation in respect of the deferred purchase price of property from, any other Person, except for obligations incurred pursuant to the Transaction Documents; or

(D)                               create any direct or indirect Subsidiary or otherwise acquire direct or indirect ownership of any equity interests in any other Person; or

(E)                                 issue any membership or equity interest any Person, or take any other action, that would cause a Change in Control.

(ii)                                  The Servicer shall not be a party to any merger or consolidation or sell, transfer, assign, convey or lease all or substantially all of its property or assets.

(o)                                 Restricted Payments.

(i)                                     General Restriction. Except in accordance with subparagraph (ii) below, the Seller shall not (A) purchase or redeem any of its membership or other equity interests, (B) declare or pay any dividend or set aside any funds for any such purpose, (C) prepay, purchase or redeem any subordinated indebtedness of the Seller, (D) lend or advance any funds or (E) repay any loans or advances to, for or from any Originator. Actions of the type described in this clause (i) are herein collectively called “Restricted Payments”.

(ii)                                  Types of Permitted Payments. Subject to the limitations set forth in clause (iii) below, the Seller may make Restricted Payments so long as such Restricted Payments are made only to the Originators and only in one or more of the following ways:

(A)                              Seller may make cash payments (including prepayments) on the Company Notes in accordance with their terms; and

(B)                                if no amounts are then outstanding under the Company Notes, the Seller may declare and pay Dividends.

(iii)                               Specific Restrictions. The Seller may make Restricted Payments only out of Collections paid or released to the Seller pursuant to Section 1.4 of the Agreement. Furthermore, the Seller shall not pay, make or declare any Restricted Payment (including any Dividend) if, after giving effect thereto, any Termination Event or Unmatured Termination Event shall have occurred and be continuing.

(p)                                 Use of Seller’s Share of Collections. The Seller shall apply its share of Collections to make payments in the following order of priority:  first, the payment of its expenses (including, without limitation, the obligations payable to Purchaser, the Affected Persons and the Agent under the Transaction Documents), second, the payment of accrued and unpaid interest on the Company Notes, third, the payment of the outstanding principal amount of the Company Notes, and fourth, other legal and valid company purposes.

(q)                                 Amendments to Certain Documents.

(i)                                     Neither the Seller nor the Servicer shall amend, supplement, amend and restate, or otherwise modify (or add any Person as a party to) the Purchase and Sale Agreement, the Company Notes, any other document executed under the Purchase and Sale Agreement, the Collection Account Agreement, the Lock-Box Agreements or the Seller’s articles of organization or limited liability company agreement or any other Transaction Document to which it is a party, except (A) in accordance with the terms of such document, instrument or agreement and (B) with the advance written consent of the Agent.

(ii)                                  Neither the Seller nor the Servicer shall enter into or otherwise become bound by any agreement, instrument, document or other arrangement that restricts its right to amend, supplement, amend and restate or otherwise modify, or to extend or renew, or to waive any right under, this Agreement or any other Transaction Document.

(r)                                    Incurrence of Indebtedness. The Seller shall not (i) create, incur or permit to exist, any Debt (or any Buy-Back Obligations, as defined in the Credit Agreement) or (ii) cause or permit to be issued for its account any letters of credit or bankers’ acceptances, except for indebtedness incurred pursuant to the Company Notes or incurred pursuant to or in connection with the Agreement or otherwise permitted by the Agreement.

(s)                                  Financial Covenants.

(i)                                     Maximum Consolidated Total Leverage Ratio. The Servicer shall cause the Consolidated Total Leverage Ratio to be (a) less than 4.00 to 1.00 at all times during the period from the Closing Date to and including June 30, 2008 and (b) less than 3.75 to 1.00 at all times thereafter.

(ii)                                  Maximum Consolidated Senior Leverage Ratio. The Servicer shall cause the Consolidated Senior Leverage Ratio to at all times be less than 3.0 to 1.0.

(iii)                               Minimum Consolidated Interest Coverage Ratio. The Servicer shall not permit the Consolidated Interest Coverage Ratio for any fiscal quarter of the Servicer during any period set forth below to be less than or equal to the ratio set forth opposite such period below:

Period	Ratio
10/1/06 – 9/30/07	2.25:1.00
10/1/07 – 9/30/08	2.50:1.00
10/1/08 – 9/30/09	2.75:1.00
10/1/09 and thereafter	3.00:1.00

(t)                                    Additional Financing Statements; Performance by the Agent. The Seller hereby authorizes the Agent or the Agent’s designee (which may be counsel for the Seller or counsel for the Agent) to file one or more UCC financing or continuation statements on or after the date of the Agreement, and amendments thereto and assignments thereof, relative to all or any of the Pool Receivables and the Related Security (and the other property covered by Section 1.2(d) of the Agreement) whether now existing or hereafter arising. Without limiting the foregoing, the Seller hereby authorizes the Agent to file any financing statement that (i) indicates the collateral (x) as all assets of the Seller or words of similar effect, regardless of whether any particular asset in the collateral falls within the scope of Article 9 of the UCC of the jurisdiction in which such financing statement is filed, or (y) as being of an equal or lesser scope or with greater detail, and (ii) contains any other information permitted or required by Article 9 of the UCC of the jurisdiction in which such financing statement is filed regarding the sufficiency or filing office acceptance of any financing statement, including whether the Seller is an organization, the type of organization and any organizational identification number issued to the Seller. If the Seller fails to perform any of its agreements or obligations under the Agreement or any other Transaction Documents, the Agent or its designee may (but shall not be required to) itself perform, or cause performance of, such agreement or obligation, and the expenses of the Agent or its designee incurred in connection therewith shall be payable by the Seller as provided in Section 5.4 of the Agreement.

(u)                                 Commercial Tort Claims. The Seller or the Servicer shall promptly, and in any event within two (2) Business Days after the same is acquired by the Seller, notify the Agent of any commercial tort claim (as defined in the UCC) acquired by the Seller and, unless otherwise consented by the Agent, the Seller shall enter into a supplement to the Agreement granting to the Purchaser a security interest in such commercial tort claim.

EXHIBIT V

TERMINATION EVENTS

Each of the following shall be a “Termination Event”:

(a)                                  The Servicer, any Originator or the Seller shall fail to make when due any payment or deposit to be made by it under the Agreement or any other Transaction Document and such failure shall continue unremedied for two Business Days; or

(b)                                 Manitowoc (or any Affiliate thereof) shall fail to transfer to any successor Servicer when required any rights, pursuant to the Agreement, which Manitowoc (or such Affiliate) then has as Servicer; or

(c)                                  Any representation or warranty or certification made or deemed made by the Seller, any Originator or the Servicer (or any of their respective officers) under or in connection with the Agreement or any other Transaction Document or any information or report delivered by the Seller or the Servicer pursuant to the Agreement shall prove to have been incorrect or untrue in any material respect when made or deemed made or delivered; or

(d)                                 The Seller, any Originator or the Servicer shall fail to perform or observe any other term, covenant or agreement contained in the Agreement or any other Transaction Document on its part to be performed or observed, or the Seller shall fail to enforce any rights under any Transaction Document against any Originator or shall give up any such rights, and any such failure (or such giving up) shall remain unremedied for ten (10) Business Days after the Seller, any Originator or the Servicer, as applicable, has notice or knowledge thereof (or, with respect to a failure to deliver a Monthly Report pursuant to the Agreement, such failure shall remain unremedied for two (2) Business Days); or

(e)                                  The Seller, any Originator or the Servicer shall fail to pay any principal of or premium or interest on any of its Debt (or Buy-Back Obligations, as defined in the Credit Agreement) which is outstanding in a principal amount of at least ten million dollars ($10,000,000) in the aggregate when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement, mortgage, indenture or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement, mortgage, indenture or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement, mortgage, indenture or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to repay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

(f)                                    The Agreement or any purchase or any reinvestment pursuant to the Agreement shall for any reason (other than pursuant to the terms hereof) (i) cease to create, or the

Participation shall for any reason cease to be, a valid and enforceable perfected undivided percentage ownership interest to the extent of the Participation in each Pool Receivable and the Related Security and Collections and other proceeds with respect thereto, free and clear of any Adverse Claim or (ii) cease to create with respect to the items described in Section 1.2(d), or the interest of the Purchaser with respect to such items shall cease to be, a valid and enforceable first priority perfected security interest, free and clear of any Adverse Claim; or

(g)                                 The Seller, Manitowoc or any Originator or any Subsidiary of Manitowoc or any Originator shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally as such debts become due, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Seller, Manitowoc or any Originator seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, receivership, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either (a) such proceeding shall remain undismissed or unstayed for a period of sixty (60) days, or (b) in any such proceeding, there is entered an order for relief against, or the there is appointed a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property); or the Seller, Manitowoc or any Originator shall take any corporate action to authorize any of the actions set forth above in this paragraph (g); or

(h)                                 As of the last day of any calendar month, the arithmetic average for the most recent three calendar months of (A) the Default Ratios shall exceed five and one-half percent (5.5%), or (B) the Dilution Ratios shall exceed eight percent (8.0%); or

(i)                                     The Participation shall exceed one hundred percent (100%) and such condition shall continue unremedied for more than two consecutive Business Days; or

(j)                                     A Change in Control shall occur with respect to Manitowoc or the Seller; or

(k)                                  The Internal Revenue Service shall file notice of a lien pursuant to Section 6323 of the Internal Revenue Code with regard to any assets of the Seller or any Originator and such lien or any other lien filed thereunder shall not have been released within ten (10) Business Days, or the Pension Benefit Guaranty Corporation shall file notice of a lien pursuant to Section 4068 of ERISA with regard to any of the assets of the Seller or any Originator and such lien shall not have been released within five (5) Business Days; or

(l)                                     A Servicer Default shall occur; or

(m)                               A Purchase and Sale Termination Event shall occur; or

(n)                                 One or more judgments for the payment of money in an aggregate amount in excess of ten million dollars ($10,000,000) shall be rendered against Manitowoc, any Subsidiary of Manitowoc or any combination thereof (or in excess of ten thousand dollars ($10,000) shall be rendered against the Seller) and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of Manitowoc or any Subsidiary of Manitowoc or the Seller to enforce any such judgment; or

(o)                                 The long-term senior unsecured and uncredit-enhanced long-term debt of Manitowoc shall fail, at any time, to be rated at least “B” by S&P and at least “B2” by Moody’s; or

(p)                                 The “Receivables Indebtedness” (as such term is defined in the Credit Agreement, as the Credit Agreement may be amended, amended and restated, supplemented, or otherwise modified from time to time) exceeds the amount thereof permitted under the Credit Agreement (as the Credit Agreement may be amended, amended and restated, supplemented, or otherwise modified from time to time); or

(q)                                 The aggregate uncollected amount of accounts receivable sold pursuant to “Permitted Securitizations” and “Factoring Agreements” (as such terms in quotation marks are defined in the Credit Agreement, as the Credit Agreement may be amended, amended and restated, supplemented or otherwise modified from time to time) exceeds the amount thereof permitted under the Credit Agreement (as the Credit Agreement may be amended, amended and restated, supplemented or otherwise modified from time to time); or

(r)                                    The net worth of the Seller is less than five million dollars ($5,000,000); or

(s)                                  a Material Adverse Effect shall occur; or

(t)                                    any Originator for any reason ceases to transfer, or is legally unable to transfer, Receivables to the Seller under the Purchase and Sale Agreement, or the Seller ceases to acquire Receivables from the Originators.

EXHIBIT VI

SUPPLEMENTAL REPRESENTATIONS, WARRANTIES AND COVENANTS

In addition to the representations, warranties and covenants contained in Exhibits III and IV of the Agreement, to induce the Purchaser and the Agent to enter into the Agreement and, in the case of Purchaser, to purchase the Participation, the Seller hereby represents, warrants, and covenants as follows:

A.                                   The Receivables.

1.                                       The Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the Pool Receivables in favor of the Purchaser, which security interest is prior to all other Adverse Claims, and is enforceable as such as against creditors of and purchasers from the Seller.

2.                                       The Pool Receivables constitute “accounts” within the meaning of the applicable UCC.

3.                                       The Seller owns and has good and marketable title to the Pool Receivables free and clear of any Adverse Claim.

4.                                       The Seller has caused (and will cause each Originator to cause), within ten days after the first transfer of Receivables by such Originator to the Seller, the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under applicable law in order to perfect the sale and contribution of the Receivables from each Originator to the Seller pursuant to the Purchase and Sale Agreement, and the security interest therein granted by the Seller to the Purchaser under the Agreement.

B.                                     The Lock-Box Accounts and the Collection Account.

1.                                       Each of the Lock-Box Accounts and the Collection Account constitute “deposit accounts” within the meaning of the applicable UCC.

2.                                       The Seller owns and has good and marketable title to the Lock-Box Accounts and the Collection Account free and clear of any Adverse Claim.

3.                                       The Seller has delivered to the Purchaser a fully executed Lock-Box Agreement relating to each Lock-Box Account and the Collection Account Agreement relating to the Collection Account, in each case, pursuant to which the applicable Lock-Box Bank and/or Collection Account Bank, as the case may be, has agreed, following notice from the Agent, to comply with all instructions originated by the Agent (on behalf of the Purchaser) directing the disposition of funds in such Lock-Box Account or the Collection Account, as the case may be, without further consent by the Seller or the Servicer.

4.                                       The Seller has established procedures such that any Permitted Investments purchased with funds (other than funds remitted to the Seller in accordance with Section 1.4 of this

Agreement) withdrawn from the Lock-Box Accounts and/or the Collection Account will be either (i) credited to a “securities account” (within the meaning of the applicable UCC) over which the Purchaser will have a first priority perfected security interest, (ii) purchased in the name of the Purchaser, or (iii) held in another manner sufficient to establish the Purchaser’s first priority perfected security interest over such Permitted Investments.

C.                                     Priority.

1.                                       Other than the transfer of the Receivables to the Seller and the Purchaser under the Purchase and Sale Agreement and the Agreement, respectively, and/or the security interest granted to the Seller and the Purchaser pursuant to the Purchase and Sale Agreement and this Agreement, respectively, neither the Seller nor any Originator has pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Pool Receivables, any Lock-Box Account, any related lock-box or post office box, the Collection Account or any subaccount thereof, except for any such pledge, grant or other conveyance which has been released or terminated. Neither the Seller nor any Originator has authorized the filing of, or is aware of any financing statements against either the Seller or such Originator that include a description of Receivables or any Lock-Box Account, the Collection Account or any subaccount thereof, other than any financing statement (i) relating to the sale thereof by the Originators to the Seller under the Purchase and Sale Agreement, (ii) relating to the security interest granted to the Purchaser under the Agreement, or (iii) that has been released or terminated.

2.                                       The Seller is not is aware of any judgment, ERISA or tax lien filings against either the Seller or any Originator.

3.                                       Neither the Lock-Box Accounts nor the Collection Account are in the name of any Person other than the Seller or the Purchaser. Neither the Seller nor the Servicer has consented to any bank maintaining such accounts to comply with instructions of any Person other than the Purchaser or the Agent on its behalf.

4.                                       Notwithstanding any other provision of the Agreement or any other Transaction Document, the representations contained in this Exhibit VI shall survive, continue, and remain in full force and effect in each case until the Final Payout Date.

5.                                       The parties to the Agreement: (i) shall not, without obtaining a confirmation of S&P’s then-current rating of the Notes, waive any of the representations set forth in this Exhibit VI; (ii) shall provide S&P with prompt written notice of any breach of any representations set forth in this Exhibit VI, and shall not, without obtaining a confirmation of the then-current rating of the Notes (as determined after any adjustment or withdrawal of the ratings following notice of such breach) from S&P waive a breach of any of the representations set forth in this Exhibit VI.

6.                                       In order to evidence the interests of the Purchaser under the Agreement, the Servicer shall, from time to time take such action, or execute and deliver such instruments (other than filing financing statements) as may be necessary or advisable (including, without limitation, such actions as are reasonably requested by the Purchaser or the Agent) to maintain and perfect, as a first-priority interest, the Purchaser’s security interest in the Pool Receivables, Related Security and Collections with respect thereto. The Servicer shall, from time to time and within the time limits established by law, prepare and present to the Agent for the Agent’s authorization and approval all financing statements, amendments, continuations or initial financing statements in lieu of a continuation statement, or other filings necessary to continue, maintain and perfect the Purchaser’s security interest as a first-priority interest. The Agent’s approval of such filings shall authorize the Servicer to file such financing statements under the UCC without the signature of the Seller, any Originator or the Purchaser where allowed by applicable law. Notwithstanding anything else in the Transaction Documents to the contrary, the Servicer shall not have any authority to file a termination, partial termination, release, partial release, or any amendment that deletes the name of a debtor or excludes collateral of any such financing statements, without the prior written consent of the Agent.

SCHEDULE I
NOTICES

If to Seller:

Manitowoc Funding, LLC
c/o The Manitowoc Company, Inc.

2400 South 44th Street
Manitowoc, Wisconsin  54220
Attention:              Dean Nolden

with a copy to the Servicer

If to Servicer:

The Manitowoc Company, Inc.
2400 South 44th Street
Manitowoc, Wisconsin  54220
Attention:              Dean Nolden
Telephone:            (920) 652-1755
Facsimile:               (920) 652-9775

If to Agent:

Norddeutsche Landesbank Girozentrale
1114 Avenue of the Americas
New York, New York  10036
Attention:              Asset Backed Finance
Telephone:            (212) 812-6946
Facsimile:               (212) 812-6860

If to Purchaser:

Hannover Funding Company LLC
c/o Global Securitization Services, LLC
445 Broad Hollow Road
Suite 239
Melville, New York 11747
Attention:              Tony Wong
Telephone:            (631) 930-7207
Facsimile:               (212) 302-8767

Schedule I

SCHEDULE II
LOCK-BOX BANKS, LOCK-BOX ACCOUNTS, LOCK-BOXES AND POST OFFICE BOXES

		Lock-Boxes or
Lock-Box Bank	Lock-Box Accounts	Post Office Boxes

The Northern Trust Company	30142765	93501
	34496768	96365

Manufacturers and Traders Trust Company	368636	N/A

Schedule II

SCHEDULE III
TRADE NAMES

None

Schedule III

SCHEDULE IV
CREDIT AND COLLECTION POLICY

[Attached]

Schedule IV

ANNEX A

FORM OF NOTICE OF PURCHASE

[Date]

Norddeutsche Landesbank Girozentrale

1114 Avenue of the Americas

New York, New York  10036

Attention:  Asset Backed Finance

Re:                               Manitowoc Funding, LLC – Notice of Purchase

Ladies and Gentlemen:

Please refer to the Amended and Restated Receivables Purchase Agreement dated as of December 21, 2006 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Agreement”) among Manitowoc Funding, LLC, as Seller, The Manitowoc Company, Inc., as Servicer, Norddeutsche Landesbank Girozentrale, as Agent and Hannover Funding Company LLC, as Purchaser. Capitalized terms defined in the Agreement and used herein without definition have the meanings set forth in the Agreement.

Pursuant to Section 1.2(a) of the Agreement:

1.                                       The Seller hereby gives notice to the Agent of a proposed Payment with the requested amount and date of Payment below:

•                  Amount of Payment                                                       $[   ]

•                  Date of Payment:                             [   ]

2.                                       The Seller hereby represents and warrants that:

•                  the Net Outstanding Balances of the Receivables in the Net Eligible Pool is $            .

•                  the Eligible Unapplied Cash and Credits is $            .

•                  the Net Eligible Pool Balance is $            .

A-1

Very truly yours,

MANITOWOC FUNDING, LLC,
as Seller

By
Name:
Title:

A-2

ANNEX B

FORM OF MONTHLY REPORT

[Attached]

B-1